SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Journal Communications, Inc.

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JOURNAL COMMUNICATIONS, INC.

333 West State Street

Milwaukee, Wisconsin 53203

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 30, 2009

To our Shareholders:

We invite you to attend our 2009 Annual Meeting of Shareholders on Thursday, April 30, 2009 at 9:00 a.m. Central time at the Journal Sentinel Burnham Production Facility, 4104 West Burnham Street, West Milwaukee, Wisconsin. Directions to the Burnham Production Facility are printed on the back cover of the accompanying Proxy Statement. As we describe in the accompanying Proxy Statement, we will be voting on the following matters:

1.	the election of the three nominees named in the attached proxy statement as Class III directors,

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2009, and

3.	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have enclosed a proxy card along with this Proxy Statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it as soon as you can in the envelope we have provided. Alternatively, you may vote by calling the toll-free telephone number or using the Internet as described in the instructions provided on the enclosed proxy card. If you attend the Annual Meeting, then you may revoke your proxy and vote your shares in person if you would like.

Thank you for your continued support. We look forward to seeing you at the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Steven J. Smith

Chairman of the Board and

Chief Executive Officer

Milwaukee, Wisconsin

March 19, 2009

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on Thursday, April 30, 2009

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2008 annual report to shareholders are available at http://www.journalcommunications.com/investors.

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received this Proxy Statement?

Our Board of Directors has sent you this Proxy Statement, starting on or about March 19, 2009, to ask for your vote as a shareholder of Journal Communications, Inc. on certain matters to be voted on at our upcoming Annual Meeting of Shareholders.

Q:	What am I voting on?

At our Annual Meeting, you will vote on the election of three Class III directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009. Our Board of Directors does not intend to bring before the Annual Meeting any other matter. However, we are aware that a shareholder may present a proposal at the Annual Meeting regarding the election of directors. This shareholder proposal was excluded from this Proxy Statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. If this proposal is properly brought before the Annual Meeting, it is intended that the individuals named in the enclosed proxy card as proxies will use their discretionary authority to vote against such proposal. In the event that any other matters properly come before the Annual Meeting, it is the intention of the Board-appointed proxies to vote the shares represented by each such proxy in accordance with their discretionary judgment on such matters.

Q:	Do I need to attend the Annual Meeting in order to vote? How do I vote?

No. You may vote by mail using the enclosed proxy card, via the telephone, via the Internet or in person at the Annual Meeting. To vote by mail, simply mark your enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. To vote by telephone or via the Internet, follow the instructions provided on the enclosed proxy card. Even if you complete and mail the enclosed proxy card, or vote by telephone or the Internet, you may nevertheless revoke your proxy at any time by sending us written notice, voting your shares in person at the Annual Meeting or submitting a later-dated proxy.

Q:	Who is entitled to vote?

If you owned shares of our class A common stock, class B common stock or class C common stock as of the close of business on February 26, 2009 (the “record date”), then you are entitled to vote.

You will be entitled to one vote per share for each class A share you owned on the record date; ten votes per share for each class B share you owned on the record date; and two votes per share for each class C share you owned on the record date.

Q:	How many shares of Journal Communications’ stock are entitled to vote at the Annual Meeting?

As of the record date, there were 40,611,583 class A shares outstanding and entitled to vote at the Annual Meeting with an aggregate of

40,611,583 votes; 10,007,429 class B shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 100,074,290 votes; and 3,264,000 class C shares outstanding and entitled to vote at the Annual Meeting with an aggregate of 6,528,000 votes.

Q:	What constitutes a quorum?

A “quorum” refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the votes of the class A shares, class B shares and class C shares entitled to be cast, or shares representing at least 73,606,937 votes, will represent a quorum for the purposes of electing directors, ratifying our appointment of PricewaterhouseCoopers LLP, and conducting any other business that may properly come before the Annual Meeting.

Q:	What happens if I sign and return my enclosed proxy card but do not mark my vote?

The individuals named in the enclosed proxy card as proxies will vote your shares FOR the Board’s nominees for director, FOR the ratification of our appointment of PricewaterhouseCoopers LLP, and in their best judgment on other matters that may properly come before the Annual Meeting. If, as noted on page 1 of this Proxy Statement, a shareholder proposal is properly brought before the Annual Meeting, then the Board-appointed proxies will use their discretionary authority to vote AGAINST such proposal.

Q:	Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes for the Annual Meeting. We will also retain an Inspector of Elections for the Annual Meeting.

Q:	How can I help reduce costs for Journal Communications, Inc.?

If you would like to help reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the enclosed proxy card to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors (which we refer to as the Board) currently consists of nine directors, divided into three classes of two, four and three members, respectively, designated as Class I, Class II and Class III, with the terms of one class of directors expiring each year. This year, the terms of our Class III directors expire at the Annual Meeting.

The Board has nominated David J. Drury, Jonathan Newcomb and Roger D. Peirce for election at the Annual Meeting as Class III directors to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Six of our other directors will continue to serve on the Board as Class I or Class II directors until their respective terms expire as indicated below.

The individuals named in the enclosed proxy card as proxies intend to vote all proxies received FOR the election of all of the Board’s nominees. If a nominee becomes unable to serve as a director before the Annual Meeting, then the proxies will vote for another person that the Board recommends in place of that nominee.

Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares that are entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

The following sets forth certain information, as of the record date, about the Board nominees for election as Class III directors at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms Expiring at the 2012 Annual Meeting of Shareholders

David J. Drury

David J. Drury, 60, has been the President, Chief Executive Officer and majority owner of Poblocki Sign Company LLC since July 1999. Poblocki Sign Company LLC is a privately held architectural exterior and interior sign company located in West Allis, Wisconsin. Mr. Drury is a Certified Public Accountant, a former partner of Price Waterhouse and served as a business consultant from 1997 to 1999. Mr. Drury is Chair of the Executive and Nominating and Corporate Governance Committees and serves as our Lead Director. He has been a director since August 2003. Mr. Drury was a director of our predecessor company since March 2003. Mr. Drury is a director and member of the nominating and corporate governance committee and chair of the audit committee at Plexus Corp. and a member of the Board of Trustees and chair of the audit committee at Northwestern Mutual Life Insurance Company.

Jonathan Newcomb

Jonathan Newcomb, 62, is currently a Senior Advisor at the New York investment firm Coady Diemar Partners, with which he first became affiliated in November 2004. Mr. Newcomb was President and Chief Executive Officer of Cambium Learning, an education company located in Boston, from January 2006 until April 2007. Prior to that, he was a principal at Leeds Equity Partners, a New York private equity firm that invests primarily in information, education and training businesses. Mr. Newcomb served as Chairman and Chief Executive Officer at Simon & Schuster from 1992 until 2002. He also held positions as President and Chief Operating Officer and President of the Professional Publishing Group at Simon & Schuster from 1989 until 1994. Prior to that, he was President of McGraw-Hill’s Financial Information Company (S&P). Mr. Newcomb was

elected to the Board in February 2005 and is a member of the Audit Committee. Mr. Newcomb is also a director and member of the audit committee at both BNA Corp. and United Business Media.

Roger D. Peirce

Roger D. Peirce, 71, has been a corporate consultant since his retirement as the Vice Chairman and Chief Executive Officer of Super Steel Products Corp. in January 1994. Between March 1995 and May 1996, Mr. Peirce was President and Chief Executive Officer of Valuation Research Corporation. Mr. Peirce is a member of the Audit, Compensation and Executive Committees, is the chair of the Compensation Committee, and has been a director since August 2003. Mr. Peirce was a director of our predecessor company since September 1996. Effective January 1, 2007, Mr. Peirce became Chairman of the Board of Directors of Demco, Inc., a privately held corporation.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS CLASS III DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” EACH NOMINEE. UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY PROPERLY EXECUTED BOARD-SOLICITED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED “FOR” EACH NOMINEE.

Directors Continuing in Office

Terms Expiring at the 2011 Annual Meeting of Shareholders

Steven J. Smith

Steven J. Smith, 58, is our Chairman of the Board and Chief Executive Officer. Mr. Smith was elected Chief Executive Officer in March 1998 and Chairman in December 1998. Mr. Smith was President from 1992 to 1998, and added the title of Chief Operating Officer in 1996. Mr. Smith has been a director since May 2003 and is a member of the Executive Committee. Mr. Smith was a director of our predecessor company since June 1987. Mr. Smith is also a director of Badger Meter, Inc., where he is chair of the employee benefit plans committee and a member of the audit and compliance committee.

Mary Ellen Stanek

Mary Ellen Stanek, 52, has served as President of Baird Funds, Inc., a registered investment company, since September 2000, and Managing Director and Chief Investment Officer of Baird Advisors, Robert W. Baird & Co. Incorporated, since March 2000. Previously, Ms. Stanek was President of Firstar Funds, Inc., also a registered investment company, from December 1998 to March 2000, and President and Chief Executive Officer (from November 1998 to February 2000) and President and Chief Operating Officer (from March 1994 to November 1998) of Firstar Investment Research & Management Company, LLC. Ms. Stanek is a member of the Executive, Compensation and Human Resources Committees, chair of the Human Resources Committee and has been a director since August 2003. Ms. Stanek was a director of our predecessor company since June 2002. Ms. Stanek is also a director of Robert W. Baird & Co., Incorporated, Baird Financial Corporation, Baird Holding Company, Aurora Health Care System, Inc., and the West Bend Mutual Insurance Company.

Owen Sullivan

Owen Sullivan, 51, has served since 2005 as Executive Vice President of Manpower Inc., a professional staffing firm, and as Chief Executive Officer of Right Management, a Manpower subsidiary and a global provider of integrated consulting solutions across the employment lifecycle. Since 2003, Mr. Sullivan has also served as Chief Executive Officer of Jefferson Wells International, Inc., a Manpower subsidiary delivering professional services in the areas of internal audit, technology risk management, tax, and finance and accounting.

Prior thereto, Mr. Sullivan was President of the Financial Services Group—Metavante Corporation, a provider of banking and payments technologies, from 1999 to 2003 and also served as an independent consultant from 2002 to 2003. Mr. Sullivan was elected to the Board on July 10, 2007 and is a member of the Compensation Committee.

Jeanette Tully

Jeanette Tully, 61, currently serves as Trustee for the Aloha Station Trust LLC. Prior to the Aloha Station Trust LLC, Ms. Tully was President and CEO of Radiovisa Corporation. Prior to Radiovisa Corporation, Ms. Tully was with Entravision Communications Corporation, where she served as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining Entravision in 1996, Ms. Tully was Executive Vice President and Chief Financial Officer of Alliance Broadcasting Company before its sale to Infinity Broadcasting in early 1996. From 1986 to 1994, Ms. Tully was Vice President of Communications Equity Associates, Inc., a media investment banking and brokerage firm. She also served as Chief Financial Officer of Harte-Hanks Communications’ Broadcasting and Entertainment Division. Ms. Tully is a Certified Public Accountant. Ms. Tully was elected to the Board in February 2005. She is Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

Terms Expiring at the 2010 Annual Meeting of Shareholders

David G. Meissner

David G. Meissner, 71, retired, served as volunteer Chairman of the Public Policy Forum, Inc., an independent, non-profit organization dedicated to providing information on community issues for government, businesses and citizens, from April 2002 to April 2004. Previously at the Public Policy Forum, Inc., Mr. Meissner served as the President from January 2000 to March 2002 and as the Executive Director from March 1995 to December 1999. Mr. Meissner is a member of the Human Resources and Nominating and Corporate Governance Committees and has been a director since April 2004. Mr. Meissner was a director of our predecessor company from June 1988 to February 2003.

Ellen F. Siminoff

Ellen F. Siminoff, 41, is President and CEO of Shmoop, an educational website. She has also served as Chairman of Efficient Frontier, a leading provider of paid search engine marketing solutions, since February 2008, and served as its President and Chief Executive Officer from 2004 to February 2008. She was a member of the founding executive team at Yahoo! Inc., a company providing internet search and other capabilities, and from 1996 to 2004, she served at Yahoo! in a number of positions including Vice President, Business Development and Planning; Senior Vice President, Corporate Development; and Senior Vice President, Small Business and Entertainment. From 1994 to 1996, Ms. Siminoff worked for the Los Angeles Times as online classifieds manager. Ms. Siminoff and her husband founded EastNet, a global syndicate barter company distributing television programming to 14 emerging market countries in exchange for advertising time. Ms. Siminoff also serves on the board of directors for US AutoParts Network, Inc. and other public and private companies, including Solarwinds and Glu Mobile, Inc. Ms. Siminoff is a member of the Human Resources Committee and has been a director since February 2007.

Board Meetings and Committees

Our Board currently maintains five standing committees: Audit, Compensation, Executive, Human Resources, and Nominating and Corporate Governance. In 2008, the Board met five times. In 2008, the Board appointed Mr. Drury as the Lead Director to replace Don H. Davis, Jr., who retired from the Board as of May 1, 2008. As Lead Director, Mr. Drury, or his designee in the event of his absence, acted as the presiding director for all executive sessions of the non-management Board members. It is the Board’s practice to meet in executive session without management or Mr. Smith present in connection with regularly scheduled Board meetings.

Shareholders or other interested parties who wish to send communications to the Board or to a particular member of the Board may do so by delivering a written communication to Mary Hill Leahy, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer, Journal Communications, Inc., P. O. Box 661, Milwaukee, WI 53201-0661, who will promptly forward all appropriate written communications to the indicated director or directors. Alternatively, shareholders or other interested parties may contact our outsourced hotline at (800) 297-8132 and request that concerns be delivered to our Lead Director, Audit Committee chair, and/or to each or any of our directors.

Board members are expected to attend all Board meetings and all annual and special meetings of shareholders. All members of the Board were present at our 2008 Annual Meeting of Shareholders.

The Board has adopted standards to assist it in making determinations regarding whether our directors are independent as that term is defined in the listing standards of the New York Stock Exchange. The latest version of our standards is included as Appendix A to this Proxy Statement. Based on these standards (before they were amended in December 2008), the Board determined that Messrs. Peirce, Drury, Newcomb, Meissner and Sullivan and Ms. Stanek, Ms. Siminoff and Ms. Tully are independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. In addition to the foregoing, with respect to Mr. Meissner, the independent directors of the Board also considered the share ownership of Matex Inc., of which Mr. Meissner was a director and executive officer until August 2007, and the provisions of the Shareholders Agreement, dated as of May 12, 2003, as amended, by and among us, our predecessor company, Matex Inc., the Abert Family Journal Stock Trust, Grant D. Abert and Barbara Abert Tooman in reaching their independence determination. See “Certain Relationships – Agreement with Grant Family Shareholders.”

The following table sets forth the names of our directors who served on each of the standing committees of the Board in 2008, as well as how many times each committee met in 2008.

Board Member	Audit	Compensation	Nominating and Corporate Governance	Executive	Human Resources

Steven J. Smith				Ö
David J. Drury			Ö	Ö
David G. Meissner			Ö		Ö
Jonathan Newcomb	Ö
Roger D. Peirce	Ö	Ö		Ö
Ellen F. Siminoff					Ö
Mary Ellen Stanek		Ö		Ö	Ö
Owen Sullivan		Ö
Jeanette Tully	Ö		Ö
Meetings Held in 2008	12	5	2	0	2

During 2008, each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which such director served during the year.

Audit Committee. Our Board maintains a standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The purposes of the Audit Committee include assisting the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee also provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Audit Committee has the sole authority to retain and terminate our independent auditors. It is directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee also pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors (subject to certain de minimis exceptions for non-audit services).

In carrying out its responsibilities, the Audit Committee, among other things:

•

reviews and discusses with management and the independent auditors our interim financial statements and our annual audited financial statements, related footnotes and financial information, and recommends to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	discusses with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	reviews disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q;

•	reviews the performance and independence of our independent auditors; and

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission, or SEC, as well as the director independence standards adopted by the Board. In addition, the Board has determined that each of Ms. Tully, Mr. Peirce and Mr. Newcomb qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. The Board has adopted a written charter for the Audit Committee that is available on our web site at www.journalcommunications.com.

Compensation Committee. Our Board maintains a standing Compensation Committee. The purposes of the Compensation Committee include discharging the Board’s responsibilities relating to compensation of our executive officers. In carrying out its responsibilities the Compensation Committee, among other things:

•	determines and approves our compensation strategy;

•

annually determines and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of such goals, and, based on this evaluation, approves and annually determines the salary, bonus, equity grants (if any) and other benefits for the Chief Executive Officer in light of the corporate goals and objectives;

•

reviews and approves corporate goals and objectives relevant to the compensation of our other executive officers, and, in light of these goals and objectives, approves and annually reviews decisions regarding salary, bonus awards, and long-term incentive opportunities;

•	oversees our equity compensation plans, and reviews at least annually all such equity-based compensation plans and arrangements;

•	approves equity award grants and the forms of agreement evidencing such grants;

•

administers, periodically reviews and approves significant changes to our other long- and short-term incentive compensation plans, including determining the overall scope of participation in our incentive plans and which executive officers shall participate in the plans, as well as the overall scope and weighting of performance measures and target award levels under the plans;

•	determines the aggregate incentive compensation awards for all participants in the plans as a group;

•	reviews and approves change of control, severance and employment agreements with executive officers;

•	oversees the preparation of the compensation discussion and analysis and the related Compensation Committee report for inclusion in our annual proxy statement and Form 10-K; and

•	performs any other functions required by applicable law, rules or regulations, including the rules of the SEC and the rules of the New York Stock Exchange.

The Compensation Committee’s authority and responsibilities are set forth in a written charter adopted by our Board that is available on our website at www.journalcommunications.com.

Delegation of Authority. The Compensation Committee may not delegate any of its responsibilities to management, but may delegate any of its responsibilities to subcommittees consisting solely of two or more members of the Compensation Committee.

Compensation Consultants. The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2008, the Compensation Committee engaged Towers Perrin to provide competitive analysis of compensation levels for selected officers, to review our annual and long-term incentive design practices, and to perform accounting valuation services for the stock appreciation rights grant.

Composition of Committee. The Compensation Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. Mr. Peirce (Chair), Ms. Stanek and Mr. Sullivan are members of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. No member of our Board of Directors or our Compensation Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee. Our Board maintains a standing Nominating and Corporate Governance Committee. The purposes of the Nominating and Corporate Governance Committee include identifying and recommending to the Board qualified potential director nominees for election at each of our annual shareholders’ meetings and developing and recommending to the Board our governance principles.

The Nominating and Corporate Governance Committee is currently comprised of three members, each of whom is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by the Board. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on our web site at www.journalcommunications.com.

The Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in our bylaws. In the case of nominees for election at an Annual Meeting, shareholders must send notice to our Secretary at our principal offices on or before December 31 of the year immediately preceding such Annual Meeting; provided, however, that if the date of the Annual Meeting is on or after May 1 in any year, notice must be received not later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the Annual Meeting takes place. In the case of nominees for election at a special meeting, shareholders must send notice to our Secretary at our principal offices not earlier than 90 days prior to such special meeting and not later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following the day on which public announcement is first made of the date of such special meeting. In either case, the notice must contain certain information specified in our bylaws, including certain information about the shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended). All business to be conducted at a special meeting must have been described in the notice of meeting sent to shareholders pursuant to our bylaws; as a result, nominations for directors at a special meeting may be made if the notice of such meeting includes the election of directors as an item of business to be conducted.

In its process to select director nominees, the charter directs the Nominating and Corporate Governance Committee to consider such criteria as skill set, experience, personal integrity, diversity and the ability to act on behalf of shareholders. The charter also directs the Nominating and Corporate Governance Committee to determine if the nominee satisfies the professional and governance standards established by the SEC and the New York Stock Exchange. In addition to these charter requirements, the Nominating and Corporate Governance Committee believes that our directors, including nominees for director, must meet certain minimum qualifications and possess certain qualities and skills. Specifically, the Nominating and Corporate Governance Committee believes that our directors and nominees must:

•	exhibit high standards of integrity, commitment and independent thought and judgment;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	have substantial senior management experience and/or financial expertise or other relevant experience and/or prior public company board experience;

•	possess a range of skills that will allow a Board member to provide sound guidance with respect to our operations and interests;

•

have the ability to dedicate sufficient time, energy and attention to ensure the diligent pursuit of his or her duties, including attending Board and committee meetings and reviewing all material in advance;

•	have the ability to discus major issues and come to a reasonable conclusion;

•	have the capability to understand, effectively discuss and make appropriate judgments with respect to issues of importance to our company;

•	be collegial while having the ability to be direct and unafraid to disagree on important issues;

•	have the ability to represent us effectively to the financial press, investment institutions and other constituencies if requested by the Board; and

•	either have direct business exposure to the publishing or broadcasting industry and/or be able to participate in direct learning experiences about our major businesses.

The Chairman and Chief Executive Officer maintain an active list of potential Board candidates. The list is presented on a regular basis to the Nominating and Corporate Governance Committee, no less often than annually. Members of the Board, the Chairman and Chief Executive Officer, and various advisors and other parties (including shareholders) may from time to time present suggestions concerning Board candidates. Candidates are considered for the Board based on the selection criteria that has been established by the Board. The Nominating and Corporate Governance Committee will evaluate nominees for director submitted by shareholders who comply with the previously described procedures for submitting such nominations in the same manner as it evaluates other nominees.

Executive Committee. Our Board maintains a standing Executive Committee. The Executive Committee assists the Board in discharging its responsibilities with respect to the management of the business and affairs of the company when it is impracticable for the full Board to act. The Executive Committee has such authority as may be delegated from time to time by the Board, and, in the intervals between meetings of the Board, can exercise the powers of the Board in directing the management of the business and affairs of the company (except as limited by applicable law, regulation or listing standards). The Executive Committee is currently comprised of four members. The Board has adopted a written charter for the Executive Committee, a copy of which is available on our web site at www.journalcommunications.com.

Human Resources Committee. Our Board maintains a standing Human Resources Committee. The Human Resources Committee provides oversight of the policies and practices relating to employee relations and human resource activities, including, among others, hiring and retention policy, employee ownership culture activities and programs, talent management programs, performance management, diversity policies and practice, leadership development, manager succession planning and design of retirement and welfare plan programs. The Human Resources Committee is currently comprised of three members. The Board has adopted a written charter for the Human Resources Committee, a copy of which is available on our web site at www.journalcommunications.com.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended December 27, 2009, as well as the effectiveness of our internal control over financial reporting as of December 27, 2009, and requests that our shareholders ratify the appointment. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider the appointment.

Audit services provided by PricewaterhouseCoopers LLP in 2008 included the audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 27, 2009, the number of votes cast in favor of ratification must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

Proxies solicited by the Board will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 27, 2009 unless the shareholder has specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership

The following table describes the beneficial ownership of our class A shares, class B shares and class C shares as of the record date held by (i) each of our directors and nominees and those of our executive officers who are named in the Summary Compensation Table below under “Executive Compensation—Summary Compensation Table”; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of any class of our common stock. We believe that all of the people and entities listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock(1)			Class C Common Stock(2)
Name of Beneficial Owners	Shares	%	Shares		%	Shares		%
Directors and Executive Officers
Steven J. Smith	100	*	698,941	(3)	3.7%	—		—
Douglas G. Kiel	—	—	296,639	(4)	1.6%	—		—
Paul M. Bonaiuto	—	—	205,409	(5)	1.1%	—		—
Elizabeth Brenner	1,767	*	173,545	(6)	*	—		—
Andre J. Fernandez	—	—	40,000		*	—		—
Steven H. Wexler	—	—	57,755	(7)	*	—		—
David J. Drury	9,000	*	27,500	(8)	*	—		—
David G. Meissner	1,000	*	1,116,792	(9)(10)	6.0%	1,067,054	(10)	32.7%
Jonathan Newcomb	—	—	17,500		*	—		—
Roger D. Peirce	3,000	*	27,500	(8)	*	—		—
Ellen F. Siminoff	—	—	21,661		*	—		—
Mary Ellen Stanek	7,000	*	27,500	(8)	*	—		—
Owen Sullivan	—	—	9,041		—	—		—
Jeanette Tully	—	—	17,500		*	—		—
All directors and executive officers as a group (19 persons)	35,867	*	2,900,618	(11)	15.5%	1,067,054		32.7%

Other Holders
The Journal Company(12)	—	—	8,676,705		46.4%	—		—
Third Avenue Management LLC(13)	3,486,357	8.6%	—		—	—		—
LSV Asset Management(14)	2,489,400	6.1%	—		—	—		—
Gamco Investors, Inc.(15)	5,251,500	12.9%	—		—	—		—
Royce & Associates, LLC(16)	2,293,100	5.6%	—		—	—		—
Wells Fargo & Company(17)	2,141,061	5.3%	—		—	—		—
Barclays Global Investors, NA(18)	2,735,546	6.7%	—		—	—		—
Matex Inc.(19)	—	—	293,534		1.6%	1,523,259		46.7%
Judith Abert Meissner Marital Trust(20)	—	—	966,915		5.2%	971,223		29.8%
Proteus Fund, Inc.(21)	—	—	—		—	360,000		11.0%

*	Denotes less than 1%

(1)	Each class B share is convertible at any time into one class A share.

(2)	Each class C share is convertible at any time into either (i) 0.248243 class A shares and 1.115727 class B shares, or (ii) 1.36397 class A shares.

(3)	Includes 310,356 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $1.12 on the record date, Mr. Smith would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(4)	Includes 100,899 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $1.12 on the record date, Mr. Kiel would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(5)	Includes 25,308 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $1.12 on the record date, Mr. Bonaiuto would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights. Mr. Bonaiuto retired as of December 31, 2008. All of his stock appreciation rights that were exercisable as of December 31, 2008 will remain exercisable through their original term.

(6)	Includes 94,239 shares of class B common stock that may be purchased upon the exercise of vested stock appreciation rights. These stock appreciation rights are stock-settled and, based on our stock price of $1.12 on the record date, Ms. Brenner would not be entitled to purchase any shares of class B common stock upon exercise of the vested stock appreciation rights.

(7)	Includes 1,000 shares of class B common stock that may be purchased upon the exercise of vested stock options.

(8)	Includes 10,000 shares of class B common stock that may be purchased upon the exercise of vested stock options.

(9)	Includes 5,000 shares of class B common stock that may be purchased upon the exercise of vested stock options.

(10)	Mr. Meissner’s stock ownership includes 1,067,358.215 shares of class B common stock and 1,067,054.315 shares of class C common stock beneficially owned through his position as trustee of the Judith Abert Meissner Marital Trust and trusts for the benefit of Mr. Meissner’s children.

(11)	Includes 89,173 shares of class B common stock that have been pledged as security.

(12)	The Journal Company is our wholly owned subsidiary. Pursuant to applicable state law, the shares of class B common stock held by The Journal Company are not entitled to vote.

(13)	The number of shares owned set forth in the table is as of or about December 31, 2008, as reported by Third Avenue Management, LLC (“Third Avenue”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is 622 Third Avenue, 32nd Floor, New York, NY 10017. Third Avenue has sole voting power with respect to 3,448,782 of these shares and sole dispositive power with respect to 3,486,357 of these shares.

(14)	The number of shares owned set forth in the table is as of or about December 31, 2008, as reported by LSV Asset Management (“LSV”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is One N. Wacker Drive, Suite 4000, Chicago, IL 60606. LSV has sole voting power with respect to 2,489,400 of these shares and sole dispositive power with respect to 2,489,400 of these shares.

(15)	The number of shares owned set forth in the table is as of or about January 2, 2009, as reported by Gamco Investors, Inc. et al. (“Gamco”) in its Schedule 13D/A filed with the Securities and Exchange Commission. The address for this shareholder is One Corporate Center, Rye, NY 10580. Gamco has sole voting power with respect to 5,097,500 of these shares and sole dispositive power with respect to 5,251,500 of these shares.

(16)	The number of shares owned set forth in the table is as of or about December 31, 2007, as reported by Royce & Associates, LLC (“Royce”) in its Schedule 13G/A filed with the Securities and Exchange Commission. The address for this shareholder is 1414 Avenue of the Americas, 9th Floor, New York, NY 10019. Royce has sole voting power with respect to all of these shares and sole dispositive power with respect to all of these shares.

(17)	The number of shares owned set forth in the table is as of or about December 31, 2008, as reported by Wells Fargo & Company (“Wells Fargo”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 420 Montgomery Street, San Francisco, CA 94163. Wells Fargo has sole voting power with respect to 2,107,916 of these shares, sole dispositive power with respect to 2,044,961 of these shares, and shared dispositive power with respect to 3,900 of these shares.

(18)	The number of shares owned set forth in the table is as of or about December 31, 2008, as reported by Barclays Global Investors, NA and Barclays Global Fund Advisors (“Barclays”) in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 400 Howard Street, San Francisco, CA 94105. Barclays has sole voting power with respect to 2,553,660 of these shares and sole dispositive power with respect to 2,735,546 of these shares.

(19)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. Matex Inc. is owned and controlled by Barbara Abert Tooman, an heir to Harry J. Grant, our former chairman.

(20)	The address for this shareholder is c/o Meissner, Tierney, Fisher & Nichols, S.C., 111 E. Kilbourn Avenue, Milwaukee, WI 53202. David G. Meissner is a beneficiary and trustee of the Judith Abert Meissner Marital Trust; consequently, the shares held by this shareholder are also reflected in Mr. Meissner’s holdings.

(21)	The address for this shareholder is 101 University Drive, Suite A2, Amherst, MA 01002.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2008 by the following individuals, whom we refer to as our named executive officers:

•	Steven J. Smith, our Chairman and Chief Executive Officer,

•	Andre J. Fernandez, our Executive Vice President – Finance & Strategy, and Chief Financial Officer,

•	Paul M. Bonaiuto, our former Executive Vice President and Chief Financial Officer,

•	Douglas G. Kiel, Chief Executive Officer of our broadcast group and our President,

•	Elizabeth Brenner, Chief Operating Officer of our publishing group and our Executive Vice President, and

•	Steven H. Wexler, Executive Vice President of our broadcast group and our Vice President.

Overview

Our Business. Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 50 community newspapers and shoppers in Wisconsin and Florida. We own and operate 35 radio stations and 12 television stations in 12 states, and operate an additional television station under a local marketing agreement. Our interactive media assets include about 120 online enterprises that are associated with our daily and community newspapers and television and radio stations. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Objectives of Our Compensation Program. To best meet the challenges of running a business of our diversity and scope, we have designed our executive compensation program, under the direction of the Compensation Committee of the Board, to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program must:

•	provide total compensation opportunities at levels that are competitive in our industries,

•	tie a significant portion of each executive’s compensation to his or her individual performance and contribution to achieving our business objectives, and

•	closely align the interests of our executives with the interests of our shareholders.

Executive Summary

As for almost all companies operating in the print media and broadcast industries, 2008 was a particularly challenging year for us. Our management and the Board responded to the ongoing financial crisis and its impact on our businesses, as well as the longer-term evolution of the media industry, by reviewing our business strategy, organizational structure, financial goals, and needed talent. We have taken affirmative steps to respond to the current economic conditions, including a dividend reduction, reductions in capital spending and expenses, strict cost control measures, workforce reductions, and emphasis on increasing alternative revenue sources within the broadcast and print markets.

In keeping with our compensation philosophy of pay for performance, the 2008 compensation of our named executive officers was significantly affected by our financial results and decline in stock price, both in the amount of annual bonus earned and the value of long-term equity awards. For example:

•

For the third year in a row, no payout based on financial performance was made to our named executive officers under the annual incentive bonus plan. In 2008, due to certain non-cash impairment charges for intangible assets, we failed to make the threshold earnings target under our new annual bonus plan, which precluded any payout under the plan, including bonuses based on individual performance.

•	All of the outstanding stock appreciation rights, or SARs, held by our named executive officers and others are significantly underwater and thus have no value for the foreseeable future.

The Compensation Committee took steps to appropriately adjust management compensation for 2009 based on the special challenges of our current business environment. Specifically, as discussed later in this Compensation Discussion and Analysis:

•	The Compensation Committee elected to freeze salaries for 2009 for certain senior officers, including our named executive officers, at their 2008 levels.

•	The Compensation Committee also suspended participation in the annual bonus plan in 2009 for seven senior officers, including Messrs. Smith, Fernandez and Kiel and Ms. Brenner.

•

Recognizing the importance of retaining key talent to guide us through current media industry and macro-economic challenges, as well as the longer-term evolution of the media industry, in late December 2008 the Compensation Committee made special grants of two-year retention awards to certain senior officers, including Messrs. Smith, Fernandez and Kiel and Ms. Brenner. The retention awards are in the form of restricted stock that vests at the end of two years provided the officer remains employed as of that time.

•

To further the focus on retention of key talent and to preserve shares under our equity incentive plan, the Compensation Committee made the 2009 annual long-term equity grants solely in restricted stock, as compared to recent-year grants of fixed-price and escalating-priced SARs. Restricted stock tends to have strong retention value for employees and requires fewer shares to deliver comparable grant value as SARs. While the Compensation Committee continues to believe that, during normal economic times, stock-settled SARs may be appropriate elements in a long-term equity incentive program, the current low valuation of our SARs and the limits on equity grants in the 2007 Omnibus Incentive Plan made it impractical to grant SARs in 2009.

•	The amount of the 2009 long-term equity awards to our senior management team, as a percentage of base salary, was significantly lower than in 2008.

•	The Compensation Committee suspended broad–based equity awards in 2009, and limited grants to high impact, developing managers and other employees in recognition of special achievements.

Role of the Compensation Committee and its Consultants

The Compensation Committee assists our Board in discharging its responsibilities relating to compensation of our executive officers. Each of the three members of our Compensation Committee is independent as that term is defined in the listing standards of the New York Stock Exchange and the director independence standards adopted by our Board. Their independence from management allows the Compensation Committee members to apply independent judgment when designing our compensation program and in making pay decisions.

To assist in evaluating the compensation practices at our company, the Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2008, the Compensation Committee engaged Towers Perrin to provide competitive analysis of compensation levels for selected officers, to review our annual and long-term incentive design practices, and to perform accounting valuation services for our SARs.

Specifically, Towers Perrin conducted a competitive market assessment of the compensation levels of eight officers, including each of our named executive officers, compared to Towers Perrin’s 2007 media industry executive compensation database and the proxy statement compensation disclosures for a media industry proxy peer group assembled by Towers Perrin consisting of the following companies:*

Beasley Broadcast Group Inc.

Belo Corp.

Citadel Broadcasting Corp.

Cox Radio Inc.

Cumulus Media Inc.

Emmis Communications Corp.

Entercom Communications Corp.

Entravision Communications Corp.

Fisher Communications Inc.

Gannett Co. Inc.

Gray Television Inc.

Hearst-Argyle Television Inc.

Lee Enterprises Inc.

LIN Television Corp.

McClatchy Co. (The)

Media General Inc.

Meredith Corp.

Saga Communications Inc.

Scripps (E.W.) Co. (The)

Sinclair Broadcast Group, Inc.

New York Times Co. (The)

Nexstar Broadcasting Group

Washington Post Co. (The)

Westwood One Inc.

*The media industry proxy peer group was assembled by Towers Perrin based on similarities of lines of business in their portfolios. The information was not regressed for size; however, our revenue is at the median of the group. The proxy data from that group was used to provide general information but was not used directly for pay comparisons.

Although comparisons varied by individual, in the aggregate Towers Perrin found that our actual total direct compensation (base salary, annual bonus and long-term incentives) for the positions reviewed was generally positioned significantly (more than 15%) below the median when compared to both the media survey data and the peer group proxy data. This was primarily a result of our below-market long-term incentives and below-target payout under our annual bonus plan. We use the market information to test the reasonableness of the compensation decisions we make, but we do not target any element of our executive compensation package at a particular level or quartile within a particular peer group.

Elements of Our Compensation Program

The key elements of compensation for our executive officers are base salary, annual cash incentive awards and long-term incentives, such as equity awards that vest over several years. These three pay components, which make up most of the total annual compensation opportunity, are based on an annual performance review and, in the case of 80% of the annual cash incentive awards, our financial performance against annual targets. Retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. For certain of our executive officers, we provide a substantial portion of the total annual compensation opportunity in equity-based awards (restricted stock and stock-settled SARs). Stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our shareholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers to further motivate them to create long-term shareholder value. We also provide change in control protection for certain of our named executive officers, and severance protection for our Chairman and Chief Executive Officer as discussed later in this Compensation Discussion and Analysis.

When making compensation decisions, the Compensation Committee analyzes tally sheets prepared for each of the named executive officers. These tally sheets are prepared by our finance department. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios. Separate tally sheets prepared annually by our finance department show, for each named executive officer, the potential payments upon termination of employment and change in control scenarios.

With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our annual cash incentive compensation plan. For the value of termination of employment and change in control payments, the amounts are determined under each of the potential termination or change in control scenarios that are contemplated in the named executive officers’ agreements and under our equity compensation plan. The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

In its most recent review of tally sheets, the Compensation Committee determined that, during normal economic times, all of these elements in the aggregate provide a reasonable and competitive compensation opportunity for each executive and that each element contributes to our overall compensation objectives discussed above. However, given the uncertainty of the current economy and the special challenges of our current industry environment, the Compensation Committee made certain adjustments to the compensation mix and program design for 2009 as highlighted in the Executive Summary of this Compensation Discussion and Analysis and discussed in greater detail in the sections that follow.

Mix of Total Compensation

Because executive officers are in a position to directly influence our overall performance, we deliver a significant portion of their compensation in the form of performance-dependent, short- and long-term incentive programs, including equity awards the value of which is dependent on financial performance as reflected in our stock price. The level of performance-dependent pay varies for each executive based on level of responsibility and internal equity considerations. Only a small portion of our officers’ total compensation is paid in a form other than current cash or equity-based incentives. The bulk of such other compensation is provided through retirement plans, including our 401(k) plan and pension plan. Perquisites and other types of non-cash benefits are used on a limited basis and represent only a small portion of total compensation for our executives.

The Compensation Committee, with the assistance of management and outside consultants, designs, administers and assesses the effectiveness of each element of our compensation program against the market and our overall compensation philosophy as discussed earlier in this Compensation Discussion and Analysis. The table below describes each element and its link to our compensation objectives.

	Retain executive talent	Reward individual performance and contribution to achieving business goals	Reward long- term performance in alignment with shareholders’ interest
Base Salary	X
Annual Incentive Plan	X	X
SARs and Restricted Stock	X		X
Other Compensation and Benefit Programs	X

The following charts illustrate the percentage of total 2008 target compensation opportunities for our Chief Executive Officer and our other named executive officers (other than Mr. Fernandez who joined us in October 2008) on average, comprised of each major element described in the above table. These percentages represent actual base salary, target-level opportunities for annual bonus, and grant-date fair values of SARs for fiscal 2008. These charts do not include restricted stock awards to Messrs. Smith and Kiel and Ms. Brenner granted in late December 2008, because those awards are forward-looking retention awards and did not factor into our decisions on pay-mix for 2008. In each case, other compensation and benefits accounted for less than 1% and is therefore excluded from the charts.

Allocation of Total Direct Compensation

Each year, the Compensation Committee conducts a review of the relative mix of our compensation components. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

We believe that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. Therefore, for 2008, Mr. Smith’s compensation mix had the highest concentration in combined annual bonus opportunity and long-term incentives. We also attempt to balance the short- and long-term focus of certain of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity. As discussed below, our named executive officers other than Mr. Wexler are not eligible to participate in the annual incentive plan for 2009, which means that almost all of their 2009 compensation opportunity will be in the form of base salary and long-term equity compensation.

The allocations that applied with respect to fiscal year 2008 appear in the chart below.

Information Related to CEO’s Compensation Mix

Salary — $800,000

Target Annual Incentive Value — $520,000

Long-Term Incentive Grant-Date Value — $526,980

Total Direct Compensation Opportunity — $1,846,980

Fixed 43% (Salary)	Variable 57% (Annual + Long-Term Incentive Value)

Short-term (Cash) 71% (Salary + Annual Incentive Value)	Long-term (Equity-Based) 29% (Long-Term Incentive Value)

Information Related to Other Named Executive Officers (Since the compensation of the other named executive officers* varies, we have summarized the ranges of each of the above categories)
Fixed 52% – 68% (Salary)	Variable 48% – 32% (Annual + Long-Term Incentive Value)
Short-term (Cash) 81% – 99% (Salary + Annual Incentive Value)	Long-term (Equity-Based) 19% – 1% (Long-Term Incentive Value)

*	Mr. Wexler is not eligible for annual long-term incentive awards but did receive 700 shares of restricted stock in 2008 based on performance. Mr. Fernandez is excluded from the above summary because he joined us late in 2008 and did not participate in the annual plan or long-term incentive program for the year. The data in these charts also exclude the special restricted stock awards to Messrs. Smith, Fernandez and Kiel and Ms. Brenner in late December 2008, because those awards are forward-looking retention awards and did not factor into our decisions on pay-mix for 2008.

As illustrated by the above, our long-term incentive opportunities in 2008 were granted solely in the form of stock-settled SARs (other than the special retention awards of restricted stock made in late December 2008). These grants of SARs were limited to senior management having responsibilities with a company-wide focus and did not extend to other senior operating officers.

Other Compensation and Benefits

Our executive officers participate in benefit plans generally available to all other employees. We have also entered into employment and change in control agreements with certain executive officers and provide a modest program of executive perquisites and personal benefits as further described in this Compensation Discussion and Analysis and the tables that follow.

Analysis of 2008 Compensation Decisions and Changes for 2009

Base Salary

We set the base salary levels for our named executive officers based on a variety of factors, including market salary information, the executive’s experience, geographic factors, and internal equity considerations. These decisions are based on the value of the position to our business strategies as well as on the individual executive holding the position.

The Compensation Committee reviews the base salaries of our executive officers every year and whenever an officer is promoted. In determining base salaries for 2008, the Compensation Committee reviewed the experience, qualifications and performance of each of our named executive officers and the duties and level of responsibilities associated with his or her position, as well as his or her potential for future contribution to our business enterprise. The Compensation Committee also took into consideration (a) the recent overall historical financial performance of our company and the executive’s business unit, (b) current salary levels, (c) the recommendation of Mr. Smith (with respect to base salaries for all executive officers other than himself), and (d) the executive’s individual performance in the prior year. Based on the Compensation Committee’s review of our overall financial performance for 2007, base salaries for 2008 for our named executive officers were increased as follows:

Name	2007 Base Salary	2008 Base Salary	% Increase
Steven J. Smith	$775,000	$800,000	3.2%
Andre J. Fernandez	—	$390,000	—
Paul M. Bonaiuto	$410,000	$420,000	2.4%
Douglas G. Kiel	$515,000	$530,000	2.9%
Elizabeth Brenner	$450,000	$465,000	3.3%
Steven H. Wexler	$315,000*	$350,000	11.1%

* Mr. Wexler’s salary was increased from $275,000 to $315,000 on August 13, 2007, due to a promotion in his responsibilities.

All of the raises in 2008 represented increases to remain competitive, although Mr. Smith’s salary remained below the market median for his position based on the 2008 market data. As mentioned in the Executive Summary in this Compensation Discussion and Analysis, in light of the current uncertainty of the economic environment, the Compensation Committee elected to freeze salaries for 2009 for our named executive officers at their 2008 levels.

Annual Incentives

We provide short-term incentives for our executive officers in the form of annual bonuses pursuant to the Annual Management Incentive Plan. The purpose of the annual bonus plan is to reward participants for achieving pre-established one-year financial goals and a high level of individual performance that supports our annual business objectives. Providing a performance-based annual bonus opportunity helps officers and managers achieve their respective business plans for the year by keeping them focused on how their day-to-day decisions affect the achievement of short-term financial targets and provides incentives to maximize their personal contributions to our success. The annual bonus plan encourages and reinforces teamwork as well as individual contributions towards our stated business goals.

The Annual Management Incentive Plan is a subplan of the 2007 Omnibus Incentive Plan, and is designed to allow annual incentive awards that are fully deductible by us under Section 162(m) of the Internal Revenue Code (which we refer to as the Code). Under this annual bonus plan, the threshold performance goal for each plan year is that we achieve positive consolidated net earnings from continuing operations for such year, as reflected in our consolidated statements of earnings and filed with our Annual Report on Form 10-K for such fiscal year (which we refer to as Threshold Earnings Performance). In any year in which the Threshold Earnings Performance is achieved, the plan establishes an individual award limit for each participant which will be that person’s award unless the Compensation Committee uses its discretion to pay a lesser amount, which it is expected to do. To guide it in exercising such discretion, the Compensation Committee establishes intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, as it deems appropriate to encourage and reward particular areas of performance, whether at the corporate, business unit or individual level.

In December, 2007, the Compensation Committee designated participants in the annual bonus plan for 2008 and approved intermediate performance goals and their respective weightings, and intermediate incentive opportunity ranges, which the Compensation Committee could consider in determining the level of 2008 bonuses under the plan. The Compensation Committee also approved the potential bonus range for each named executive officer, based on the achievement of these financial goals and individual performance.

The bonus opportunities for each of our named executive officer participants were based 20% on an assessment of individual performance and 80% on financial measures. The entire financial component of the 2008 bonus opportunities for Messrs. Smith and Bonaiuto, whose duties were focused at the corporate level, was based on our diluted earnings per share from continuing operations. The Committee relies on this financial measure to align corporate executives’ actions with market expectations and encourage growth in shareholder value.

The financial component of the 2008 annual bonus opportunities for Mr. Kiel and Ms. Brenner also took into account their divisional responsibilities, and was based on a combination of our consolidated diluted earnings per share from continuing operations and the applicable business unit’s performance relative to 2008 financial targets for revenue and operating earnings. The financial component of the 2008 annual bonus opportunity for Mr. Wexler was based on revenue and operating earnings targets for our broadcast business. We selected operating earnings as a performance metric because it translates easily to operating earnings margin, which is a key measure we use when we communicate to our investors, analysts and management teams.

In setting the specific business unit financial performance targets for the annual bonus plan, we consider the profit plans approved for our various business segments. Each of our businesses develops a detailed profit plan in advance of each fiscal year using a “bottom-up” approach. The proposed plan for each business is presented to and reviewed by our corporate senior management team, challenged and revised, and then presented to our Board for approval. To reflect the evolving business environment for the media industry, in which particular business segments are experiencing a declining revenue environment and, in the case of our television business, the every other year cycle for political issue and Olympics revenue, we design our bonus plan to encourage performance that would help us minimize the declines, even in cases where target profit plan performance was not achieved.

The following table shows the 2008 performance goals for each named executive officer, other than Ms. Brenner and Mr. Fernandez, expressed as a percentage of his 2008 total bonus opportunity. Mr. Fernandez joined us on October 20, 2008, and did not participate in the bonus plan for 2008.

	Diluted EPS from Continuing Operations	Business Unit Financial Measures (Revenue and Operating Earnings)(1)	Individual Performance
Steven J. Smith	80%	—	20%
Paul M. Bonaiuto	80%	—	20%
Douglas G. Kiel	10%	70%	20%
Steven H. Wexler	—	80%	20%

(1)	The two financial metrics for Messrs. Kiel and Wexler were considered on an inter-dependent basis, so that performance under both financial metrics must be above threshold in order for any bonus to be earned under that financial component of the bonus.

The following table shows the weightings of the various financial components for Ms. Brenner, expressed as a percentage of her 2008 total bonus opportunity.

	Diluted EPS from Continuing Operations	Publishing Group Revenue(1)	Publishing Group Operating Earnings(1)	Individual Performance
Elizabeth Brenner	10%	30%	40%	20%

(1)	The two financial metrics for the publishing group (revenue and operating earnings) were considered independently, so that it was possible to earn a portion of the bonus based on one metric, even if performance with respect to the other metric was below the established threshold. A stand-alone operating earnings goal provides managers incentive to reduce cost, particularly when revenues in the publishing industry generally are declining at unpredictable rates.

The following table shows the threshold, target, maximum and actual performance levels for each financial component of the 2008 bonus opportunities for our named executive officers. These targets are used in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Financial Measure	Threshold	Target	Maximum*	Actual
Diluted EPS from Continuing Operations	$0.75	$0.82	$0.89	below threshold
Broadcast Group Revenues	$228,000,000	$239,000,000	$246,000,000	below threshold
Broadcast Group Operating Earnings	$50,400,000	$57,500,000	$62,400,000	below threshold
Publishing Group Revenues	$255,217,200	$261,797,000	$268,200,000	below threshold
Publishing Group Operating Earnings	$25,117,000	$29,549,000	$33,981,000	below threshold

* Performance at or above the maximum level results in a maximum-level payout with respect to the financial performance component.

The threshold, target and maximum annual cash bonuses, expressed as a percentage of base salary, that could be earned in 2008 by our named executive officers (other than Mr. Fernandez) were as follows:

	Threshold (% of base salary)	Target (% of base salary)	Maximum (% of base salary)
Steven J. Smith	35%	65%	95%
Paul M. Bonaiuto	25%	45%	65%
Douglas G. Kiel	30%	55%	80%
Elizabeth Brenner	30%	55%	80%
Steven H. Wexler	25%	45%	65%

In 2008, due to certain non-cash impairment charges for intangible assets, we failed to achieve the Threshold Earnings Performance under the annual bonus plan (positive consolidated net earnings from continuing operations), which precluded any payout under the plan, including bonuses based on individual performance.

Due to his October 2008 arrival date, Mr. Fernandez did not participate in the bonus plan for 2008. In connection with the commencement of his employment, he received a $100,000 signing bonus, 10,000 shares of fully vested stock and 10,000 shares of restricted stock that will vest ratably over a four-year period.

The Compensation Committee determined to exclude seven of our senior officers, including Messrs. Smith, Fernandez and Kiel and Ms. Brenner, from participation in the annual bonus plan for 2009. This decision reflects our difficult operating environment during the current advertising recession. Mr. Wexler is a participant in the annual bonus plan for 2009, with a target bonus opportunity of 15.8% of his base salary, of which 80% is dependent on our broadcast group achieving a certain level of operating earnings and 20% is dependent on his personal performance in 2009, as determined by Mr. Smith. No bonuses will be earned in 2009 under the annual plan if we fail to achieve positive consolidated net earnings from continuing operations.

Long-Term Incentives

Incentive compensation that rewards performance over more than a one-year period is an important element in our overall compensation program because it focuses our executives’ attention on the long-term prospects of our businesses, aligns their vision with those of our shareholders, and provides an appropriate balance to the more immediate focus on annual financial and non-financial goals that our annual bonus plan provides. In 2008, we provided long-term incentive compensation opportunities to certain of our named executive officers in the form of stock-settled SARs subject to annual pro rata vesting over a 3-year period. The majority (approximately 80% in terms of aggregate grant-date value) of these stock-settled SARs have a fixed base value equal to the fair market value of our class A common stock on the grant date and the remainder of such stock-settled SARs have an escalating base value that increases each year over the life of the award. Stock-settled SARs have value to our executives only if our stock price increases over time. In this manner, the rewards to our executives correlate directly with increases in value to our shareholders. The target value of these long-term incentive awards represented a significant portion of these named executive officers’ total direct compensation opportunity for 2008, for the reasons discussed earlier in this Compensation Discussion and Analysis. However, as of the end of 2008, all of the SARs held by our named executive officers were significantly underwater, which means that they will have no value unless and until our stock price rises dramatically. SARs that are deeply underwater provide very weak, if any, incentive or retention value. More information regarding the long-term incentives granted to our named executive officers during 2008 can be found in the Grants of Plan-Based Award table and the Outstanding Equity Awards at Fiscal-Year End 2008 table.

The Compensation Committee continues to believe that, in normal economic times, stock-settled SARs may be appropriate elements in a long-term equity incentive program. However, as mentioned in the Executive Summary of this Comprehensive Discussion and Analysis, due to the need to retain key talent through current media industry and macro-economic challenges affecting our businesses, and the current deeply depressed value of our stock, the Compensation Committee elected to make 100% of the long-term incentive grants in 2009 in the form of restricted stock awards. Restricted stock tends to have strong retention value for employees and requires fewer shares to deliver comparable grant value as SARs.

Additional Equity Compensation. We maintain the 2007 Omnibus Incentive Plan under which we are permitted to grant stock, stock options, SARs, stock units and performance units from time to time to our outside directors, officers and employees. In addition to the planned annual grants of equity awards as discussed above, occasionally management may recommend, and the Compensation Committee may approve, equity grants at the time of hire or on special occasions. The value of these shares, the form of equity, and any restrictions are discussed and approved by the Compensation Committee prior to the grant being given.

We have a broad-based equity grant program under the 2007 Omnibus Incentive Plan (which we refer to as the Outstanding Performance Program), under which restricted stock or other equity awards are granted in recognition of outstanding leadership or performance in a given year, including in such areas as outstanding individual contribution toward meeting annual financial performance targets and objectives, contribution at high levels to special projects, positively supporting company core values, or in other ways creating greater value for our shareholders. Mr. Wexler received an award of 700 shares of restricted stock under this program in 2008 and 12,500 shares in February 2009 in recognition of his increasing responsibilities as an executive supervising several of our television and radio markets as well as assuming the general manager’s position at our Milwaukee broadcast operations. None of our other named executive officers received an award under this program in 2008.

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan under which all of our employees, including our named executive officers, are permitted on or about each June 30 and December 31 to purchase through accumulated payroll deductions shares of our class B common stock at a 10% discount to the closing price of our class A common stock on the New York Stock Exchange on the purchase date. This broad-based plan encourages stock ownership by all ranks of our employees, thereby encouraging them to think like owners.

Retirement Benefits

Our named executive officers are eligible to participate in the following retirement plans:

•	a tax-qualified 401(k) plan

•	a tax-qualified pension plan

•	a nonqualified supplemental benefit plan, and

•	a nonqualified deferred compensation plan.

Collectively, these plans facilitate retention and encourage our employees to accumulate assets for retirement. The 401(k) plan is a tax-qualified defined contribution benefit plan covering substantially all our employees. The plan allows employees to defer up to 50% of their eligible wages, up to the IRS limit, on a pre-tax basis. In addition, employees can contribute up to 50% of their eligible wages after taxes, subject to a maximum combined total contribution of 50% of eligible wages. Until the end of 2008, each employee who elected to participate was eligible to receive company matching contributions of $0.50 for each dollar contributed by the participant, up to 5% of eligible wages as defined by the plan. As an expense reduction measure in light of the current business climate, we suspended our company matching contribution for 2009.

A description of the tax-qualified pension plan and both of the nonqualified plans, the benefits of our named executive officers under those plans, and the terms of their participation can be found in the Pension Benefits and Nonqualified Deferred Compensation tables and the discussion following those tables.

Other Benefits and Perquisites

Our named executive officers participate in various health, life, and disability programs that are generally made available to all employees. The only perquisite that we make available to our named executive officers that we do not extend to all employees is membership in one or two social clubs of the executive’s choosing. While our executives are allowed personal use of such club memberships, they are encouraged to and do consistently use such membership for business entertainment purposes. The cost to us of these club memberships for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Change in Control Arrangements

Severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for Mr. Smith in his employment agreement and in change in control agreements with four other executive officers, including Messrs.

Fernandez and Kiel and Ms. Brenner. Detailed information regarding Mr. Smith’s employment agreement and the change in control agreements and the benefits they provide is included in the paragraphs following the Summary Compensation Table and in the Post-Termination Benefits section of this Proxy Statement.

The Compensation Committee evaluates the level of severance benefits to each such officer on a case-by-case basis and, in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

When the credit and financial markets recover, depressed stock prices could well lead to an increase in friendly and unfriendly acquisitions. Many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with us during such a critically important but personally uncertain time, we provide severance benefits if the executive’s employment is terminated by us without cause or by the executive for “good reason” in connection with a change in control. A termination by the executive for “good reason” is designed to be conceptually the same as a termination by us without cause or, in effect, a “constructive termination.” In the context of a change in control, potential acquirors might otherwise have an incentive to induce an executive’s resignation through a material diminution in his or her position, authority, duties, responsibilities or compensation, to avoid paying severance. Therefore, we believe it is appropriate to provide severance benefits in these circumstances as well as for direct termination without cause.

Awards granted under our 2003 Equity Incentive Plan vest automatically upon the occurrence of a change in control. While such a “single-trigger” approach to equity awards was not uncommon market practice, after consideration of this approach, the Compensation Committee modified this treatment in our 2007 Omnibus Incentive Plan, so that the effect of a change in control on incentive awards granted under the newer plan depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, the awards will vest and payout upon the change in control. For example, in the case of performance-based incentive awards, it may be difficult to translate the existing goals and performance metrics to the acquiring company’s environment, and the parties to the transaction may decide to vest and payout those incentive awards at the time of the transaction. On the other hand, if awards are assumed by the acquiring company and equitably converted in connection with the transaction (as is often the case with service-based equity awards), then the awards will vest and payout only if the participant’s employment is involuntarily or constructively terminated within two years after the change in control. We believe this structure is fair to employees whose jobs are in fact terminated in the transaction, without providing a windfall to those who continue to enjoy employment with the acquiring company following the change of control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their incentive awards.

Bonaiuto Bonus and Consulting Agreement

In recognition and appreciation of Mr. Bonaiuto’s special assistance in the transition of his role over the course of 2008, he received a one-time discretionary bonus of $200,000. We entered into a consulting agreement with Mr. Bonaiuto, effective as of January 1, 2009, under which for a period of two years, he will provide consulting and advice with respect to our printing operations, with respect to which he has special expertise. He will also provide counsel and advice as requested to further facilitate an orderly transition of his prior responsibilities as our Chief Financial Officer. For these services, Mr. Bonaiuto will receive a monthly consulting fee of $8,334.

Equity Grant Practices

Our Board maintains an internal policy on administration and accounting for equity awards. This policy provides, among other things, that annual merit-based equity awards will be approved at the regularly scheduled meeting of the Compensation Committee held in January or February of each year, and the grant date for such awards will be the third trading day after the release of our year-end earnings for the prior year. We would expect our stock price at that time to reflect the market’s reaction to the recent release of our financial information. The equity grant policy provides that annual grants, if any, will be approved at that January or February meeting even if the Compensation Committee in fact is aware of material non-public information at that time. By adhering to this normal schedule for annual grants, the Compensation Committee would not be influenced by whether the non-public information it may have would likely result in an increase or decrease in our stock price. The equity grant policy also provides that any equity grants that are not annual merit-based awards (such as grants to newly hired or promoted employees or other off-cycle awards) will be made on the later of (a) approval of such grant by the Compensation Committee or (b) the first business day of the month following the triggering event, unless the Compensation Committee specifies a different grant date, which is on or after the approval date. By regulating the timing of equity grants, we intend to eliminate any possibility or perception that grant dates might be timed to take advantage of a favorable stock price.

The Compensation Committee delayed until March 2009 its decision on 2009 annual long-term grants for senior management to allow for further discussion in view of decisions made to freeze senior management’s base salaries for 2009 and eliminate (with the exception of Mr. Wexler) their participation in the 2009 Annual Management Incentive Plan. As mentioned earlier, the long-term equity grants to senior management approved in March 2009 were significantly lower, as a percentage of base salary, than in 2008.

Risk Assessment

In view of the current economic and financial environment, the Compensation Committee will in 2009 review with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements will not provide our executives with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of our company or the investments of our shareholders.

Recoupment Policy

Pursuant to the Sarbanes-Oxley Act, if we are required, as a result of misconduct, to restate our financial results due to material noncompliance with financial reporting requirements under the securities laws, we must recover from the Chief Executive Officer and the Chief Financial Officer any bonus or other incentive-based or equity-based compensation from that executive officer (including profits realized from the sale of our securities) during the 12 months after the first issuance or filing of the noncompliant financial information. Aside from this legal requirement, we do not currently have a formal policy regarding the recovery of awards or payouts in the event the financial statements upon which our performance measurements are based are restated or otherwise adjusted in a manner that could reduce the size of an award. The Compensation Committee believes that the decision of whether a recovery is appropriate would depend upon the facts and circumstances surrounding the restatement or adjustment.

Tax and Accounting Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our named executive officers other than the Chief Financial Officer. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) is fully deductible by us, without regard to the limits of Section 162(m).

The 2007 Omnibus Incentive Plan is designed to allow the Compensation Committee to grant incentive awards that will qualify for the performance-based compensation exemption from Section 162(m), such as the SARs that we have in recent years granted as part of our compensation program. The Annual Management Incentive Plan, as a subplan of the 2007 Omnibus Incentive Plan, allows annual cash incentive awards that are fully deductible by us under Section 162(m). However, to maintain flexibility in compensating our executives, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. For example, the service-based restricted stock awards that we granted in 2008 and 2009 are not eligible for the performance-based compensation exemption.

Under current accounting rules, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment, although a consideration, is not expected to have a material effect on our selection of forms of compensation.

Stock Ownership Guidelines

In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align their financial interests with those of our shareholders. The stock ownership guidelines for our named executive officers (other than Mr. Wexler, who is not subject to stock ownership requirements) are as follows:

Share Ownership Requirement
Mr. Smith	175,000 shares
Mr. Fernandez	75,000 shares
Mr. Bonaiuto	75,000 shares
Mr. Kiel	75,000 shares
Ms. Brenner	75,000 shares

Equity awards granted to these officers may be used to satisfy their stock ownership requirements. Attainment of these ownership levels is reviewed regularly by the Compensation Committee. Those subject to stock ownership guidelines are expected to meet the guidelines by 2010 or, for new hires, within five years of their hire date. As of December 28, 2008, each of our named executive officers other than Mr. Fernandez had met his or her ownership requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board oversees the compensation program of Journal Communications, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the above Compensation Discussion and Analysis. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, each of which will be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Compensation Committee:

Roger D. Peirce, Chairman

Mary Ellen Stanek

Owen Sullivan

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid to or earned by our named executive officers for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven J. Smith Chairman and Chief Executive Officer (PEO)	2008 2007 2006	798,077 769,231 700,000	— 115,000 126,000	1,672 — 291,145	397,003 212,375 —	— — —	233,110 74,782 241,584	16,095 16,759 13,923	1,445,957 1,188,147 1,372,652
Andre J. Fernandez Executive Vice President, Finance and Strategy and Chief Financial Officer (PFO)(6)	2008	60,000	100,000	31,007	—	—	—	13,903	204,910
Paul M. Bonaiuto Former Executive Vice President and Chief Financial Officer (PFO)(7)	2008 2007 2006	421,077 408,692 393,000	200,000 59,975 42,444	— — 110,508	7,839 54,419 —	— — —	73,287 28,344 63,722	18,551 17,097 15,726	720,754 568,527 625,400
Douglas G. Kiel President; Chief Executive Officer of Journal Broadcast Group	2008 2007 2006	528,846 513,308 493,000	— 61,800 273,950	836 — 162,509	128,714 68,024 —	— — —	156,085 109,343 128,087	16,170 15,527 14,115	830,651 768,002 1,071,661
Elizabeth Brenner Executive Vice President; Chief Operating Officer of Publishing Group	2008 2007 2006	463,846 448,461 417,115	— 54,000 43,200	26,196 25,360 145,952	121,698 61,892 —	— — —	35,412 24,080 26,866	8,587 9,536 7,255	655,739 623,329 640,388
Steven H. Wexler Vice President; Executive Vice President, Television and Radio of Journal Broadcast Group	2008	347,308	—	11,216	—	—	55,269	68,343	482,136

(1)	Reflects the portion of the annual bonus earned under our Annual Management Incentive Plan that was based on personal performance. For 2008, for Mr. Fernandez, this column reflects a signing bonus of $100,000 granted to him in connection with the commencement of his employment with us. This column reflects a discretionary bonus of $200,000 granted in 2008 to Mr. Bonaiuto in recognition of his special assistance in the transition of his former role as Chief Financial Officer. For 2007 for Mr. Bonaiuto, this column also reflects an additional discretionary bonus of $20,000 granted to him as a result of the sale of our former telecommunications subsidiary during 2007. For 2006 for Mr. Kiel, this column also reflects an additional discretionary bonus of $200,000 granted to him as a result of the financial performance of our broadcast operations during 2006.

(2)	Represents the accounting expense we recognized in the applicable year for awards of SARs, unrestricted stock, restricted stock and performance units held by the named executive officer, but calculated without regard to any estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008, 2007 and 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R) or, with respect to awards granted prior to 2006, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation (which we refer to as FAS 123). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table, as well as awards granted in prior years for which we continued to recognize expense in the reported year. For example, the table reflects expense recognized in 2006 for the performance unit awards we granted in 2005 under the Executive Management Incentive Plan even though the awards ultimately failed to vest and the executives received no value from those awards (for which the expense included in the table for 2006 was $169,645 for Mr. Smith, $61,908 for Mr. Bonaiuto, $89,609 for Mr. Kiel and $49,985 for Ms. Brenner). The fair value of awards of unrestricted stock, restricted stock and performance units was determined by reference to the market price of the underlying shares on the grant date. For additional information on the valuation assumptions relating to the SARs granted in 2008 and 2007, please see Note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

(3)	Represents the portion of the annual bonus, if any, earned under our Annual Management Incentive Plan that was based on financial performance. The bonus earned for the personal performance component of the annual bonus plan is reflected in the “Bonus” column of this table.

(4)	Amounts reflect the increase for the reported year in actuarial present value of each named executive officer’s benefit under our defined benefit pension plan and supplemental executive retirement plan.

(5)	Amounts included in this column for 2008 are reflected in the following table.

	Smith	Fernandez	Bonaiuto	Kiel	Brenner	Wexler
Employer contribution to 401(k) plan	5,150	—	5,150	5,150	5,150	5,150
Club membership*	10,945	—	11,378	11,020	3,437	—
Moving expenses*	—	13,903	—	—	—	62,981
Retirement gift/tickets*	—	—	2,023	—	—	212

*	Reflects the aggregate cost to us of providing the benefit.

(6)	Mr. Fernandez joined us on October 20, 2008, and assumed the role of Chief Financial Officer on November 8, 2008.

(7)	Mr. Bonaiuto retired on December 31, 2008.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 28, 2008 to our named executive officers.

2008 Grants of Plan-Based Awards

Name	Approval Date	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Smith	2/11/08	2/11/08	224,000	416,000	608,000	—	—	—	—		—		—	—
	2/11/08	2/15/08	—	—	—	—	—	—	—		224,000	(3)	7.57	405,440
	2/11/08	2/15/08	—	—	—	—	—	—	—		118,000	(4)	(4)	121,540
	12/21/08	12/23/08	—	—	—	—	—	—	60,000	(5)	—		—	135,600
Fernandez	10/20/08	10/20/08	—	—	—	—	—	—	20,000	(6)	—		—	58,000
	12/21/08	12/23/08	—	—	—	—	—	—	20,000	(5)	—		—	45,200
Bonaiuto	2/11/08	2/11/08	84,400	151,920	219,440	—	—	—	—		—		—	—
	2/11/08	2/15/08	—	—	—	—	—	—	—		59,000	(3)	7.57	106,790
	2/11/08	2/15/08	—	—	—	—	—	—	—		31,000	(4)	(4)	31,930
Kiel	2/11/08	2/11/08	127,200	233,200	339,200	—	—	—	—		—		—	—
	2/11/08	2/15/08	—	—	—	—	—	—	—		74,000	(3)	7.57	133,940
	2/11/08	2/15/08	—	—	—	—	—	—	—		39,000	(4)	(4)	40,170
	12/21/08	12/23/08	—	—	—	—	—	—	30,000	(5)	—		—	67,800
Brenner	2/11/08	2/11/08	111,600	204,600	297,600	—	—	—	—		—		—	—
	2/11/08	2/15/08	—	—	—	—	—	—	—		74,000	(3)	7.57	133,940
	2/11/08	2/15/08	—	—	—	—	—	—	—		39,000	(4)	(4)	40,170
	12/21/08	12/23/08	—	—	—	—	—	—	30,000	(5)	—		—	67,800
Wexler	2/11/08	2/11/08	70,000	126,000	182,000	—	—	—	—		—		—	—
	2/11/08	2/15/08	—	—	—	—	—	—	700	(7)	—		—	5,299

(1)

Represents potential threshold, target and maximum payout opportunities for financial performance in 2008 under the annual bonus plan, based on intermediate performance goals established by the Compensation Committee to guide its exercise of discretion to pay less than the maximum individual award limits under the annual incentive plan. The total opportunity levels under the annual bonus plan (including the financial and personal performance components) are based on a percentage of base salary as follows: Mr. Smith, 35%, 65% and 95%; Mr. Bonaiuto, 25%, 45% and 65%; Mr. Kiel, 30%, 55% and 80%; Ms. Brenner, 30%, 55% and 80%; and Mr. Wexler, 25%, 45% and 65%. The personal performance component together with the financial performance component cannot exceed the lesser of (i) the maximum percentage of salary indicated above or (ii) 1% of our consolidated net earnings for any participant other than Mr. Smith and 3% of consolidated net earnings for Mr. Smith. No bonuses were earned under this plan in 2008. Mr. Fernandez joined us in October 2008 and was not eligible to earn a 2008 performance bonus. In connection with the commencement of his employment, Mr. Fernandez received a $100,000 signing bonus.

(2)	Represents the aggregate grant date fair value of each stock award and option award (SARs). The grant date fair value of the awards is determined pursuant to FAS 123R.

(3)	Represents fixed-price SARs granted under the 2007 Omnibus Incentive Plan. These SARs have a fixed base value equal to the closing price of our class A common stock on the date of grant ($7.57).

(4)	Represents escalating-price SARs granted under the 2007 Omnibus Incentive Plan. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant ($7.57) and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(5)	Represents special retention awards in the form of restricted stock that cliff vests on the second anniversary of the grant date provided the officer remains employed as of that date.

(6)	In connection with the commencement of his employment, Mr. Fernandez received 10,000 shares of fully vested stock and 10,000 shares of restricted stock that will vest ratably over a four-year period.

(7)	Represents a special recognition award under our Outstanding Performance Program. These shares will cliff vest on the third anniversary of the grant date provided Mr. Wexler remains employed as of that date.

Summary of Material Terms of Compensation Paid in 2008

Annual Bonus Plan. The Compensation Discussion and Analysis section of this Proxy Statement describes our Annual Management Incentive Plan under which our named executive officers are eligible to receive annual cash bonuses based on a combination of their individual performance and the achievement of financial goals with respect to our consolidated and business unit operations. 80% of the annual bonus opportunity in 2008 was based on financial performance and 20% was based on an assessment the officer’s individual performance. However, due to certain non-cash impairment charges for intangible assets, we failed to make the threshold earnings target under the annual bonus plan for 2008, which precluded any payout under the plan, including bonuses based on individual performance.

Equity Awards. On February 15, 2008, we granted fixed-price SARs and escalating-price SARs to each of our named executive officers other than Messrs. Fernandez and Wexler. The fixed-price SARs have a fixed base value equal to the closing price of our class A common stock on the date of grant ($7.57). The escalating-price SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date. The SARs are subject to annual pro-rata vesting over a three-year period.

In connection with the commencement of his employment, Mr. Fernandez received 10,000 shares of fully vested stock and 10,000 shares of restricted stock that will vest ratably over a four-year period.

Recognizing the importance of retaining key talent to guide us through current media industry and macro-economic challenges, as well as the longer-term evolution of the media industry, in late December, 2008 the Compensation Committee made special grants of two-year retention awards to certain senior officers, including Messrs. Smith, Kiel and Fernandez and Ms. Brenner. The retention awards are in the form of restricted stock that vests at the end of two years provided the officer remains employed as of that time.

Employment Agreement with Mr. Smith. We maintain an employment agreement with Mr. Smith, our Chairman and Chief Executive Officer, pursuant to which he is entitled to an annual base salary of not less than his current base salary, as increased from time to time, and he is entitled to participate in all short-term and long-term incentive compensation plans, and savings, retirement and welfare plans and programs offered by us to our senior executives. Mr. Smith’s annual and long-term incentive target opportunities are required to be equal to or higher than the target opportunities set for other senior executive officers. The term of Mr. Smith’s employment agreement will expire on April 10, 2016. However, if a change in control occurs within two years prior to the expiration of the term of the employment agreement, the term will be extended for a period of two years following the date of the change in control. More information about Mr. Smith’s employment agreement appears later in this Proxy Statement, under the heading “Post-Termination Benefits.”

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at December 28, 2008 with respect to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested (#)
Smith	—		224,000	(2)	—	7.57	2/15/2018	—		—	—	—
	—		118,000	(3)	—	(3)	2/15/2018	—		—	—	—
	73,260	(4)	146,740	(4)	—	13.31	2/16/2017	—		—	—	—
	24,975	(5)	50,025	(5)	—	(5)	2/16/2017	—		—	—	—
	—		—		—	—	—	60,000	(6)	147,600	—	—
Fernandez	—		—		—	—	—	10,000		24,600	—	—
	—		—		—	—	—	20,000	(6)	49,200	—	—
Bonaiuto (7)	—		59,000	(2)	—	7.57	2/15/2018	—		—	—	—
	—		31,000	(3)	—	(3)	2/15/2018	—		—	—	—
	18,648	(4)	37,352	(4)	—	13.31	2/16/2017	—		—	—	—
	6,660	(5)	13,340	(5)	—	(5)	2/16/2017	—		—	—	—
Kiel	—		74,000	(2)	—	7.57	2/15/2018	—		—	—	—
	—		39,000	(3)	—	(3)	2/15/2018	—		—	—	—
	23,310	(4)	46,690	(4)	—	13.31	2/16/2017	—		—	—	—
	8,325	(5)	16,675	(5)	—	(5)	2/16/2017	—		—	—	—
	—		—		—	—	—	30,000	(6)	73,800	—	—
Brenner	—		74,000	(2)	—	7.57	2/15/2018	—		—	—	—
	—		39,000	(3)	—	(3)	2/15/2018	—		—	—	—
	21,645	(4)	43,355	(4)	—	13.31	2/16/2017	—		—	—	—
	6,660	(5)	13,340	(5)	—	(5)	2/16/2017	—		—	—	—
	—		—		—	—	—	30,000	(6)	73,800	—	—
	—		—		—	—	—	10,000	(8)	24,600	—	—
Wexler	—		—		—	—	—	700	(9)	1,722	—	—
								750	(10	1,845
								2,500	(11)	6,150

(1)	Reflects the value calculated by multiplying the number of shares of restricted stock by $2.46, which was the closing price of our class A common stock on December 26, 2008, the last trading day in our 2008 fiscal year.

(2)	Fixed-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vest on February 15, 2010, and 33.4% vest on February 15, 2011.

(3)	Escalating-price SARs awarded to the named executive officer on February 15, 2008, under the 2007 Omnibus Incentive Plan. 33.3% of the SARs vested on February 15, 2009, 33.3% vest on February 15, 2010, and 33.4% vest on February 15, 2011. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(4)	Fixed-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vest on February 15, 2009, and 33.4% vest on February 15, 2010.

(5)	Escalating-price SARs awarded to the named executive officer on February 16, 2007, under the 2003 Equity Incentive Plan. 33.3% of the SARs vested on February 15, 2008, 33.3% vest on February 15, 2009, and 33.4% vest on February 15, 2010. These SARs have an escalating base value which starts with the closing price of our class A common stock on the date of grant and increases by 6% per year for each year that the SARs remain outstanding, starting on the first anniversary of the grant date.

(6)	Restricted stock awarded on December 23, 2008 under the 2007 Omnibus Incentive Plan. 100% of the shares vest on December 23, 2010, the second anniversary of the date of grant.

(7)	All of Mr. Bonaiuto’s option awards (SARs) that were unexercisable as of December 31, 2008 were forfeited upon his retirement on that date. All of his options (SARs) that were exercisable as of December 31, 2008 will remain exercisable through their original term.

(8)	Restricted stock awarded to Ms. Brenner on February 3, 2006 under the 2003 Equity Incentive Plan. 100% of the shares vest on February 2, 2011, the fifth anniversary of the date of grant.

(9)	Restricted stock awarded to Mr. Wexler on February 15, 2008 under the 2007 Omnibus Incentive Plan. 100% of the shares vest February 15, 2011, the third anniversary of the date of grant.

(10)	Restricted stock awarded to Mr. Wexler on February 16, 2007 under the 2007 Omnibus Incentive Plan. 100% of the shares vest February 16, 2010, the third anniversary of the date of grant.

(11)	Restricted stock awarded to Mr. Wexler on February 3, 2006 under the 2003 Equity Incentive Plan. 100% of the shares vest February 3, 2011, the fifth anniversary of the date of grant.

Option Exercises and Stock Vested

The following table summarizes amounts received in fiscal year 2008 upon exercise of options and the vesting of restricted stock for our named executive officers.

2008 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Smith	—	—	—	—
Fernandez	—	—	10,000	29,000
Bonaiuto	—	—	—	—
Kiel	—	—	—	—
Brenner	—	—	—	—
Wexler	—	—	—	—

(1)	Our named executive officers did not exercise any option awards in 2008.

(2)	Represents the number of shares of restricted stock that vested in 2008, and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

Pension Benefits

The following table sets forth certain information with respect to the potential benefits to our named executive officers under our qualified pension and supplemental executive retirement plans as of December 28, 2008.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Smith	Employees’ Pension Plan	31	465,877	—
	Supplemental Benefit Plan	31	1,861,011	—
Fernandez	Employees’ Pension Plan	0	—	—
	Supplemental Benefit Plan	0	—	—
Bonaiuto	Employees’ Pension Plan	13	182,943	—
	Supplemental Benefit Plan	13	293,594	—
Kiel	Employees’ Pension Plan	21	336,160	—
	Supplemental Benefit Plan	21	865,766	—
Brenner	Employees’ Pension Plan	3	35,389	—
	Supplemental Benefit Plan	3	50,969	—
Wexler	Employees’ Pension Plan	18	121,407	—
	Supplemental Benefit Plan	18	84,787	—

(1)	The actuarial present value of the accumulated plan benefits was calculated using the accrued benefit valuation method and the following assumptions: a discount rate of 6.50%; normal retirement age based on the Social Security Normal Retirement Age, which varies based on the participant’s year of birth; and a post-retirement mortality rate derived from the RP2000 Combined Healthy Mortality Table (with no mortality assumed pre-retirement).

Employees’ Pension Plan

The Employees’ Pension Plan (which we refer to as the Pension Plan) is a defined benefit pension plan that provides benefits for our employees as well as employees of certain of our subsidiaries who meet minimum age and service eligibility requirements. The Pension Plan is completely funded by us. Our contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974.

Subject to certain limitations, the monthly retirement benefit under the Pension Plan, assuming attainment of the retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average compensation for the last five years of employment, number of years of benefit service, and an actuarially determined Social Security offset.

Mr. Fernandez does not participate in the Pension Plan because he was hired after May 1, 2006. The retirement benefit for Messrs. Wexler and Bonaiuto and Ms. Brenner under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	0.65% of final average compensation times years of service (up to 35 years), plus

•	0.40% of final average compensation times years of service from 35 to 40 years, plus

•	0.65% of final average compensation in excess of “Covered Compensation” times years of service (up to 35 years).

For purposes of this formula, “compensation” in a given year means the participant’s gross annual compensation, excluding long-term incentive compensation that may be paid in cash or stock. “Covered Compensation” means average Social Security wage base during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age.

Messrs. Smith and Kiel were participants in the Pension Plan prior to December 31, 1998, when a different formula was in effect. Their Pension Plan benefit consists of the benefit account accrued as of December 31, 1998 under the prior plan formula plus the benefits determined under the above formula for service after December 31, 1998.

Our employees hired on or before May 1, 2006 automatically become participants in the Pension Plan on their entry date, which is the January 1, or July 1 after reaching age 21 and completing one year of eligible service with 1,000 hours. Pension Plan benefits will begin when a participant reaches normal retirement age for Social Security purposes. Benefits can begin as early as age 60, but the benefit will be lower than at normal retirement age. No named executive officer who is a participant in the Pension Plan had reached age 60 as of December 28, 2008.

Employees eligible to participate in the Pension Plan as of April 1, 2006 were given a choice to either stay in the Pension Plan or freeze participation in the Pension Plan on December 31, 2006 and receive a 3% annual employee contribution to our 401(k) plan starting in 2007. None of our named executive officers elected to freeze his or her participation in the Pension Plan.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan (which we refer to as the SERP) is an unfunded, nonqualified defined benefit retirement plan. Under the SERP, certain executives are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan or our 401(k) plan. Benefits payable under the SERP are calculated without regard to the limitations imposed by the Code on the amount of compensation that may be taken into account under the Pension Plan or 401(k) plan. The purpose of the SERP is to supplement the benefits payable under the Pension Plan or 401(k) plan.

The Compensation Committee determines participants in the SERP, except for those individuals grandfathered as participants in the SERP as of December 31, 2006. Eligible employees include those executives whose benefits under the Pension Plan or 401(k) plan are affected by Code limitations. Each of our named executive officers other than Mr. Fernandez participated in the SERP in 2008. Mr. Fernandez became eligible to participate in the SERP in 2009.

Amount of Supplemental Benefit. Executives who participated in the Pension Plan will receive a supplemental benefit equal to the excess, if any, of (i) the monthly benefit payable to the executive under the Pension Plan, computed without regard to the Code limitations, but taking into account for purposes of compensation under the Pension Plan only base pay plus annual incentive compensation (including any deferred amounts of base pay and annual incentive compensation), over (ii) the amount of monthly benefit actually payable to the executive under the Pension Plan as limited by the Code.

Executives who received an annual employer contribution pursuant to the 401(k) plan will receive a supplemental benefit based on the amount credited to an account established for the executive. At the time the annual employer contribution to the 401(k) plan is made on behalf of the executive for such year, an amount will be credited to the executive’s account equal to the difference between: (i) the annual employer contribution that would be made to the 401(k) plan computed without regard to Code limitations, but taking into account for purposes of compensation under the 401(k) plan only base pay (including any deferred amounts of base pay); and (ii) the amount of the annual employer contribution actually made on behalf of the executive under the 401(k) plan as limited by the Code. Earnings will be credited to the account of each executive, from time to time, at the rate determined by the Compensation Committee.

Benefits which become payable to an executive under the SERP will be payable at the same time, in the manner and for the same duration as the benefits which are payable to the executive under the Pension Plan or the 401(k) plan.

For purposes of calculating the SERP benefit, a participant’s “compensation” excludes long-term incentive compensation that may be paid in cash or stock. For example, the SERP benefit would not be affected by a participant’s SARs or restricted stock awards that vest over a period longer than one year, but the pension benefit under the SERP would be affected by any annual bonus payable in cash or stock.

Nonqualified Deferred Compensation

None of our named executive officers currently participates in our Non-Qualified Deferred Compensation Plan or has an outstanding balance in such plan.

POST-TERMINATION BENEFITS

Employment Agreement with Mr. Smith. As mentioned in the Compensation Discussion and Analysis of this Proxy Statement, we are party to an employment agreement with Mr. Smith, which provides benefits to him in the event of his termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If Mr. Smith is terminated for cause or resigns without good reason (as such terms are defined in the agreement), or if Mr. Smith’s employment is terminated at the end of the employment period, he will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Smith dies, or if we terminate his employment due to his disability, Mr. Smith (or his estate) will receive any salary accrued through the date of termination, plus a pro-rata portion of his target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If Mr. Smith’s employment is terminated by us without cause or if he resigns for good reason, then in addition to accrued salary, he will be entitled to a pro rata target annual bonus for the year of termination and a severance payment equal to three times his then-current annual salary and target annual bonus. In addition, all of Mr. Smith’s outstanding equity awards will vest as of the date of termination, and we will continue to provide him with group health coverage for a period of 36 months.

If a change in control occurs, for the following two years, Mr. Smith’s target annual bonus opportunity will be no less than it was for the last full fiscal year prior to the change in control. Also, in the event of a change in control (other than a management-led buy-out or similar transaction in which Mr. Smith or a group of which he is a member participates as an acquiror), Mr. Smith may terminate his employment for any reason during the 30-day period immediately following the six-month anniversary of the change in control and receive the severance benefits provided by the employment agreement as if he had terminated for good reason, as described above.

The employment agreement provides that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Mr. Smith’s employment agreement contains confidentiality, noncompetition and employee nonsolicitation covenants that apply during his employment with us and for 24 months after his termination of employment.

Benefits to Other Named Executive Officers in the Event of a Change in Control. We have change in control agreements with Messrs. Fernandez and Kiel and Ms. Brenner. Each agreement provides severance payments and benefits to the executive if his or her employment is terminated without cause or the executive resigns for good reason within two years after a change in control (as such terms are defined in the agreements). Mr. Wexler does not have a change in control agreement. During 2008, we also were party to a change in control agreement with Mr. Bonaiuto, but his agreement terminated at the time of his retirement on December 31, 2008.

Termination for Cause; Resignation without Good Reason; Termination at End of Employment Period. If the executive is terminated for cause or resigns without good reason within two years after a change in control, or if the executive’s employment is terminated at the end of the employment period following a change in control, he or she will receive only the salary that is accrued through the date of termination. No special severance benefits would be payable.

Termination Due to Death or Disability. If the executive’s employment terminates due to death or disability within two years after a change in control, he or she will receive any salary accrued through the date of termination, plus a pro-rata portion of the executive’s target annual bonus earned through the date of termination.

Termination without Cause; Resignation for Good Reason. If the executive’s employment is terminated by us without cause or if the executive resigns for good reason within two years after a change in control, then in addition to accrued salary, he or she will be entitled to a pro rata annual bonus for the year of termination and a severance payment equal to a multiple (2 in the case of Mr. Kiel and Ms. Brenner, and 1.5 in the case of Mr. Fernandez) of the executive’s then-current annual salary and target annual bonus. In addition, all of the time-based restrictions on the executive’s outstanding equity awards will lapse as of the date of termination, any options or SARs will vest and remain exercisable through the end of their original terms, and any performance awards will be governed by the terms and conditions of the plan under which they were awarded. We will continue to provide the executive with group health coverage for a period of time after his or her termination (24 months in the case of Mr. Kiel and Ms. Brenner, and 18 months in the case of Mr. Fernandez) except that our obligation to provide health coverage will end if the executive becomes employed by another employer that provides him or her with group health benefits.

The agreements provide that if any payments or benefits would be subject to the excise tax imposed under Section 4999 of the Code, then the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Restrictive Covenants. Each of the agreements contains confidentiality and employee nonsolicitation covenants that apply during the executive’s employment with us and for a certain period of time after his or her termination of employment (24 months in the case of Mr. Kiel and Ms. Brenner, and 18 months in the case of Mr. Fernandez). Mr. Kiel’s and Ms. Brenner’s agreements contain a noncompetition covenant that applies for 24 months after he or she terminates employment, unless the executive timely waives the severance benefits provided by the change in control agreement, in which case the noncompetition covenant will not apply.

Summary of Potential Termination Payments and Benefits. The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 28, 2008 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2008, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as distributions of plan balances under our tax-qualified 401(k) plan, and death or disability benefits under our generally available welfare programs.

Mr. Bonaiuto retired on December 31, 2008. The following table reflects the value of the payments and benefits that he received in connection with his termination of employment.

	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Steven J. Smith
Cash Severance	—	3,960,000	—	—	—	3,960,000
Vested Account Balances (1)
Pension Plan	465,877	465,877	465,877	232,939	465,877	465,877
SERP	1,861,011	1,861,011	1,861,011	930,506	1,861,011	1,861,011
Benefit Continuation (2)	—	35,577	—	—	—	35,577
Retiree Medical (3)	66,868	66,868	66,868	—	66,868	66,868
Value of Unvested Equity Awards (4)	—	—	—	147,600	147,600	147,600
TOTAL	2,393,756	6,389,333	2,393,756	1,311,044	2,541,356	6,586,933

Andre J. Fernandez
Cash Severance	—	—	—	—	—	848,250
Vested Account Balances (1)
Annual Employer Contribution to 401(k) Plan	—	—	—	—	—	—
SERP	—	—	—	—	—	—
Benefit Continuation (2)	—	—	—	—	—	23,305
Retiree Medical (3)	—	—	—	—	—	—
Value of Unvested Equity Awards (4)	—	—	—	73,800	73,800	73,800
TOTAL	—	—	—	73,800	73,800	945,355

Paul M. Bonaiuto
Cash Severance	N/A	N/A	—	N/A	N/A	N/A
Vested Account Balances (1)
Pension Plan	N/A	N/A	182,943	N/A	N/A	N/A
SERP	N/A	N/A	293,594	N/A	N/A	N/A
Benefit Continuation (2)	N/A	N/A	—	N/A	N/A	N/A
Retiree Medical (3)	N/A	N/A	20,614	N/A	N/A	N/A
Value of Unvested Equity Awards (4)	N/A	N/A	—	N/A	N/A	N/A
TOTAL	N/A	N/A	497,151	N/A	N/A	N/A

	Termination for Cause or Resignation without Good Reason ($)	Termination without Cause or Resignation For Good Reason ($)	Retirement ($)	Death ($)	Long- Term Disability ($)	Termination without Cause or Resignation for Good Reason in connection with a Change in Control ($)
Douglas G. Kiel
Cash Severance	—	—	—	—	—	1,643,000
Vested Account Balances (1)
Pension Plan	336,160	336,160	336,160	168,080	336,160	336,160
SERP	865,766	865,766	865,766	432,883	865,766	865,766
Benefit Continuation (2)	—	—	—	—	—	23,718
Retiree Medical (3)	40,250	40,250	40,250	—	40,250	40,250
Value of Unvested Equity Awards (4)	—	—	—	73,800	73,800	73,800
TOTAL	1,242,176	1,242,176	1,242,176	674,763	1,315,976	2,982,694

Elizabeth Brenner
Cash Severance	—	—	—	—	—	1,441,500
Benefit Continuation (2)	—	—	—	—	—	24,275
Value of Unvested Equity Awards (4)	—	—	24,600	98,400	98,400	98,400
TOTAL	—	—	24,600	98,400	98,400	1,564,175

Steven H. Wexler
Vested Account Balances (1)
Pension Plan	121,407	121,407	121,407	60,704	121,407	121,407
SERP	84,787	84,787	84,787	42,394	84,787	84,787
Value of Unvested Equity Awards (4)	—	—	6,150	9,717	9,717	9,717
TOTAL	206,194	206,194	212,344	112,814	215,911	215,911

(1)	Represents amounts vested irrespective of termination of employment.

(2)	Represents company-paid COBRA for medical and dental coverage based on 2008 rates for the following time period: Mr. Smith, 36 months; Mr. Fernandez, 18 months; Mr. Kiel, 24 months; Ms. Brenner, 24 months.

(3)	Represents actuarially calculated present value of retiree medical benefit until age 65. In calculating the present value of such benefit, we referred to the Sex-Distinct Mortality Table RP2000 and assumed a discount rate of 6.15%. We also assumed a 8.5% annual rate of increase in the per capita cost of medical prescription benefits for 2008, decreasing gradually to 5% by 2016 and remaining at that level thereafter.

(4)	Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2003 Equity Incentive Plan, equity awards vest upon the occurrence of a change in control, or the executive’s termination of service with us due to death, disability or, with respect to equity awards other than those granted in 2007, retirement. Awards granted in 2008 under the 2007 Omnibus Incentive Plan do not vest automatically upon a change in control if the awards are assumed by the acquiring company, but do vest upon the executive’s termination of service with us due to death or disability or, in some cases, upon his or her termination without cause or resignation for good reason. Awards of restricted stock are valued as of year-end 2008 based upon the closing price of our class A common stock on the New York Stock Exchange on December 26, 2008, the last trading day in our 2008 fiscal year ($2.46). Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table.

Summary of Potential Payments upon a Change in Control. The following table summarizes the value of the payments that each of our named executive officers would receive if a change in control occurred on December 28, 2008, and the executive did not incur a termination of employment. This table does not include Mr. Bonaiuto due to his retirement on December 31, 2008.

	Smith	Fernandez	Kiel	Brenner	Wexler
Value of Unvested Equity Awards (1)	$0	$0	$0	$24,600	$7,995

(1)	Represents the value of unvested equity awards which, pursuant to the 2003 Equity Incentive Plan, vest upon the occurrence of a change in control. Awards of restricted stock are valued as of year-end 2008 based upon the closing price of our class A common stock on the New York Stock Exchange on December 26, 2008, the last trading day in our 2008 fiscal year ($2.46). Since the base value of all currently outstanding SARs exceeds this year-end closing price, they are valued at $0 in the table.

DIRECTOR COMPENSATION

The following tables provide information about the compensation earned by our non-employee directors during 2008 and their equity holdings as of December 28, 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
Don H. Davis, Jr.	—	15,833	—	—	—	322	16,155
David J. Drury	55,667	29,150	—	—	—	746	85,563
David G. Meissner	—	72,155	—	—	—	720	72,875
Jonathan Newcomb	52,000	29,995	—	—	—	985	82,979
Roger D. Peirce	65,500	29,150	—	—	—	216	94,866
Mary Ellen Stanek	51,500	29,150	—	—	—	216	80,866
Jeanette Tully	57,000	29,995	—	—	—	—	86,995
Ellen Siminoff	3,003	66,650	—	—	—	—	69,653
Owen Sullivan	42,000	52,709	—	—	—	1,251	95,960

(1)	Except for Messrs. Davis and Meissner and Ms. Siminoff, who elected to take some or all their director compensation for 2008 in the form of stock awards, the amounts in this column reflect the sum of the basic annual retainer, committee retainer and meeting fees earned by each director as shown below:

Director	Role	Basic Annual Retainer ($)		Committee Retainer ($)		Meeting Fee ($)
Davis	Former Lead Director, Former Chair, Nominating Committee	10,000	*	3,333	*	2,500
Drury	Current Lead Director, Current Chair, Nominating Committee	30,000		9,167	*	16,500
Meissner	Director	30,000		—		13,000
Newcomb	Director	30,000		—		22,000
Peirce	Chair, Compensation Committee	30,000		7,500		28,000
Stanek	Chair, Human Resources Committee	30,000		5,000		16,500
Tully	Chair, Audit Committee	30,000		5,000	*	22,000
Siminoff	Director	30,000		—		10,500
Sullivan	Director	30,000		—		12,000

*	Pro-rated for partial-year service.

(2)	The amounts in this column represent the accounting expense we recognized in 2008 for stock awards held by our non-employee directors. The amounts included in the table include the amount recorded as expense in our income statement for 2008. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards described below, which were granted in 2008, as well as awards granted in 2005 for which we continued to recognize expense in 2008.

The following table shows the shares of stock awarded to each director during 2008, and the aggregate grant date fair value for each award.

Name	Grant Date		All Stock Awards: Number of Shares of Stock or Units (#)	Full Grant Date Fair Value of Award ($)
Davis	2/12/2008	*	1,394	11,500
	5/1/2008	*	743	4,332
Drury	5/1/2008		5,000	29,150
Meissner	5/1/2008		5,000	29,150
	2/12/2008	*	1,091	9,001
	5/1/2008	*	1,716	10,004
	7/8/2008	*	2,238	10,496
	10/14/2008	*	2,885	9,002
	12/9/2008	*	2,297	4,502
Newcomb	5/1/2008		5,000	29,150
Peirce	5/1/2008		5,000	29.150
Stanek	5/1/2008		5,000	29,150
Tully	5/1/2008		5,000	29,150
Siminoff	5/1/2008		5,000	29,150
	2/12/2008	*	1,091	9,001
	5/1/2008	*	1,544	9,001
	7/8/2008	*	2,238	10,496
	10/14/2008	*	2,885	9,002
Sullivan	5/1/2008		9,041	52,709

*	Represents stock elected to be received in lieu of cash compensation in 2008.

None of our non-employee directors held shares of restricted stock as of December 28, 2008.

(3)	Amounts included in this column for 2008 represent the cost to us of providing travel, meals and entertainment for spouses in connection with our 2007 Board meeting in Tucson, Arizona.

Annual Retainer. Our non-employee directors receive a base annual retainer of $30,000.

Committee Retainers. Mr. Davis received an additional $3,333 for his role as Lead Director and chair of the Nominating and Corporate Governance Committee until he retired from the Board on May 1, 2008. Mr. Drury received an additional $5,317 for his role as Lead Director and chair of the Nominating and Corporate Governance Committee, effective May 1, 2008. The chairs of the Audit and Compensation Committees received an additional annual retainer of $7,500 and the chair of the Human Resources Committee received an additional annual retainer of $5,000.

Meeting Fees. In 2008, non-employee directors received $1,500 for each Board or committee meeting attended except for teleconference meetings where he or she received a $1,000 fee.

Stock Awards. Our non-employee directors receive shares of unrestricted stock at each Annual Meeting of Shareholders. Each of our non-employee directors received 5,000 shares in 2008, except Mr. Sullivan. He received an additional 4,041 shares in 2008 reflecting his pro-rated service from the time he was elected to the Board on July 10, 2007 until May 1, 2008.

Other. We reimburse directors for their reasonable travel expenses relating to attendance at Board or committee meetings. In addition, in 2008 we reimbursed the costs of travel, meals and entertainment for our non-employee directors’ spouses in connection with our 2007 Board meeting in Tucson, Arizona.

Meeting Attendance. Board members are expected to attend all Board meetings and all annual and special meetings of our shareholders. All members of the Board were present at our 2008 Annual Meeting of Shareholders.

Stock Ownership Policy. In 2005, we established stock ownership guidelines for our directors and certain executive officers as a way to better align the financial interests of our directors and executive officers with those of our shareholders. Directors are required to own 10,000 shares of stock. Attainment of these ownership levels will be reviewed regularly by the Compensation Committee. Directors should meet the guidelines by 2010 or, for new directors, within five years of his or her start date. As of December 28, 2008, all of our directors other than Mr. Sullivan had achieved his or her stock ownership requirements.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assisted the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Audit Committee reviewed and discussed the audited financial statements for 2008 with management. The Audit Committee also discussed the matters required to be discussed by Statement of Auditing Standard No. 61 with the Company’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee received a written disclosure and letter from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and discussed with PricewaterhouseCoopers LLP its independence. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Jeanette Tully, Chairperson

Jonathan Newcomb

Roger D. Peirce

CHANGE IN CERTIFYING ACCOUNTANT

Dismissal of Ernst & Young LLP

On October 4, 2007, Ernst & Young LLP (which we refer to as E&Y) was notified on behalf of the Audit Committee that, upon the completion of the 2007 engagement and the filing of our Annual Report on Form 10-K for the year ending December 30, 2007, E&Y would be dismissed as our independent registered public accounting firm. Our Annual Report on Form 10-K for the year ending December 30, 2007 was filed on March 7, 2008.

E&Y’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2006 and December 30, 2007 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2006 and December 30, 2007, and during the period from December 31, 2007 through March 7, 2008, we did not have any disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of such disagreements in their reports on the financial statements for those years. Also during these periods, there have been no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee determined that the time was opportune to engage in a request for proposal (RFP) process for choosing our auditor for 2008. The Audit Committee’s decision to dismiss E&Y and engage a new accounting firm resulted from that RFP process.

Engagement of PricewaterhouseCoopers LLP

On October 3, 2007, the Audit Committee appointed PricewaterhouseCoopers LLP as our new independent registered public accounting firm effective upon the filing of our Annual Report on Form 10-K for the year ended December 30, 2007. Our Annual Report on Form 10-K for the year ending December 30, 2007 was filed on March 7, 2008. We did not engage PricewaterhouseCoopers LLP in any consultations during the years ended December 31, 2006 and December 30, 2007 or during the period from December 31, 2007 through March 7, 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DISCLOSURE

The Audit Committee of the Board appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. In 2008, PricewaterhouseCoopers LLP performed an annual audit of our consolidated financial statements for inclusion in the 2008 annual report to shareholders and required filings with the SEC for the fiscal year ended December 28, 2008. As discussed above, E&Y served as our independent registered public accounting firm for 2007 and performed an annual audit of our consolidated financial statements for inclusion in the 2007 annual report to shareholders and required filings with the SEC for the fiscal year ended December 30, 2007. We do not expect representatives from E&Y to be present at the Annual Meeting.

Audit Fees. The aggregate audit fees billed by PricewaterhouseCoopers LLP for the fiscal year ended December 28, 2008 were $614,000. The aggregate audit fees billed by E&Y for the fiscal year ended December 30, 2007 were $577,400. Audit fees include fees billed for professional services rendered for the audit of our annual financial statements and the effectiveness of internal controls over financial reporting under Section 404 of the Sarbanes Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

Audit-Related Fees. The aggregate audit-related fees billed by PricewaterhouseCoopers LLP for the fiscal year ended December 28, 2008 were $0. The aggregate audit-related fees billed by E&Y for the fiscal year ended December 30, 2007 were $21,825. Audit-related fees include fees billed for assurance and related services for attest services and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees. The aggregate tax fees billed by PricewaterhouseCoopers LLP for the fiscal year ended December 28, 2008 were $0. The aggregate tax fees billed by E&Y for the fiscal year ended December 30, 2007 were $0.

All Other Fees. All other fees for products and services other than those in the above three categories billed by PricewaterhouseCoopers LLP for the fiscal year ended December 28, 2008 were $0. All other fees for products and services other than those in the above three categories billed by E&Y for the fiscal year ended December 30, 2007 were $0.

Our Audit Committee does not consider the provision of non-audit services by Pricewaterhuose Coopers LLP to be incompatible with maintaining auditor independence. Pursuant to the provisions of the Audit Committee charter, all audit services and all permitted non-audit services (unless de minimis) provided by our independent auditors, as well as the fees and other compensation to be paid to them, must be approved in advance by our Audit Committee. All audit, audit-related, tax and other services provided by Pricewaterhouse Coopers LLP during 2008 were approved by our Audit Committee in accordance with 17 CFR 210.2-01(c)(7)(i) and the terms of the Audit Committee charter.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

Our Board adopted in February 2007 written policies and procedures regarding transactions with related persons. For purposes of the policy:

•	a “related person” means any of our directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director is required to disclose to the Nominating and Corporate Governance Committee certain information relating to related person transactions for review and approval or ratification by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee must disclose any material related person transactions to the full Board.

Disclosure to the Nominating and Corporate Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Nominating and Corporate Governance Committee’s decision to approve or ratify a related person transaction is to be based on the Nomination and Corporate Governance Committee’s determination that consummation of the transaction is in, or was not contrary to, our best interests. The Nominating and Corporate Governance Committee has approved or ratified all related person transactions that occurred in 2008.

Agreement with Grant Family Shareholders

In connection with our initial public offering, in May 2003 we entered into a shareholders agreement with our predecessor company, Matex Inc. and the Abert Family Journal Stock Trust (the latter two of which, including any successor thereto or permitted transferees thereof, such as Grant D. Abert, Barbara Abert Tooman and the Judith Abert Meissner Marital Trust and related family trusts, we refer to collectively as the Grant family shareholders). On August 22, 2007, the parties entered into an amendment to the shareholders agreement.

Pursuant to the amendment, we repurchased 3,200,000 shares of our class B common stock from Matex Inc. for $32 million, or $10 per share. In addition to the share repurchase, the amendment provided for, among other things, the following: (1) a lock-up on sales of the Grant family shareholders’ remaining shares in our company through August 22, 2008, subject to certain exceptions; and (2) the elimination of the Grant family shareholders’ right to elect a second director to our Board based on the size of the Board. The amendment also granted us certain options to require the Grant family shareholders to convert certain shares as discussed below.

Pursuant to the shareholders agreement, as amended, the Grant family shareholders agreed not to transfer any of their shares during the three years following our initial public offering, except as otherwise provided for in the agreement or pursuant to a Board-approved business combination transaction or under Rule 144 of the Securities Act of 1933. In addition, the Grant family shareholders agreed that they will not exercise their rights under our articles of incorporation to purchase any available shares of class B common stock if, after the proposed purchase, the Grant family shareholders would own more than 17% of the class B common stock then outstanding.

Pursuant to the terms and conditions of the shareholders agreement, as amended, each year we may redeem, at 105% of the average closing price of the class A shares, class B shares then owned by the Grant family shareholders if the Grant family shareholders own more than 17% of the class B shares then outstanding. The

Grant family shareholders may, however, before the redemption occurs, convert their class B shares subject to the redemption into class A shares without complying with the class B offer procedures set forth in our articles of incorporation.

The shareholders agreement, as amended, provides the Grant family shareholders with certain rights to register with the SEC some or all of their shares for resale to the public. The Grant family shareholders have the right to “demand” the registration of their shares, for resale, subject to the limitations described below. The Grant family shareholders also have the right to participate in certain of our proposed stock offerings to the public, subject to certain conditions. Notwithstanding these rights, we will not be obligated to effect any Grant family shareholder’s “demand” to register shares within 180 days after (1) the effective date of a registration in which the Grant family shareholders were notified of their rights to participate in an offering of ours or (2) any other registration of theirs. In addition, we may postpone for up to 180 days the filing or the effectiveness of any such Grant family shareholder’s “demand” registration statement if our Board determines that effecting such registration would have certain negative consequences.

The shareholders agreement, as amended, also provides that the Grant family shareholders will have the right to propose one director nominee to the Board. This right terminates when the Grant family shareholders hold less than 5% of the outstanding shares of our common stock. The Grant family shareholders’ nominee will be subject to applicable professional and governance standards. In connection therewith, the Grant family shareholders agree to take all actions necessary to elect all of our recommended nominees for director. At the 2007 Annual Meeting of Shareholders, the then existing Grant family shareholders nominated, and our shareholders elected, David G. Meissner as a Class I director until the 2010 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

The shareholders agreement, as amended, also allows us, in certain circumstances, to require the Grant family shareholders to convert some or all of their class C common stock into either shares of class A common stock or shares of both class A common stock and class B common stock (at their choice). Specifically, we have the option to require such a conversion if the number of outstanding shares of class C common stock falls below 1,088,000 shares (and our option in this situation is to require conversion of all remaining shares of class C common stock). In addition, after September 30, 2016, if there are more than 1,632,000 shares of class C common stock then outstanding we have the option to require the Grant family shareholders to convert all shares of class C common stock in excess of 1,632,000 shares.

Other Relationships

Ms. Stanek, one of our directors, is the President of Baird Funds, Inc. and a Managing Director, responsible for investment advisory business, of Robert W. Baird & Co., Incorporated (“Baird”). She is not part of the investment banking division of Baird. In 2008, we also paid Baird brokerage commissions in connection with our share repurchase program in the amount of $241,389. Ms. Stanek receives no additional compensation or incentive payments as a result of Baird’s work for us. Ms. Stanek recuses herself from all decision-making by the Board relating to our retention of Baird to do work for us.

Jeffrey Kuether, the brother-in-law of Mr. Smith, our Chairman and Chief Executive Officer, received total cash compensation from Journal Broadcast Group, Inc. (“JBG”) in 2008 of approximately $142,000 for services provided to JBG as Director of Interactive Media Sales. Mr. Kuether’s compensation was commensurate with the compensation paid by JBG to other similarly situated executives. In December 2008, Mr. Kuether transferred to Journal Sentinel, Inc. to serve as Automotive Manager.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in 2008.

Corporate Governance Matters

We have adopted a Code of Ethics for Financial Executives (meeting the definition of “code of ethics” as that term is defined in Item 406(b) of Regulation S-K) that applies to our Chief Executive Officer and senior financial and accounting officers and employees. We have also adopted a Code of Ethics, applicable to all employees, and a Code of Conduct and Ethics for Members of the Board of Directors, applicable to all directors, which together satisfy the requirements of the New York Stock Exchange regarding a “code of business conduct.” Finally, we have adopted Corporate Governance Guidelines addressing the subjects required by the New York Stock Exchange. We make copies of the foregoing, as well as the charters of our Board committees, available free of charge on our web site at www.journalcommunications.com, and this information is available in print to any shareholder who requests it by writing to Mary Hill Leahy, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661.

Incorporation By Reference

We filed our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 with the Securities and Exchange Commission on March 6, 2009. This Proxy Statement incorporates by reference Items 7, 7A, 8 and 9 of Part II of that Annual Report on Form 10-K.

Miscellaneous

We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose.

A shareholder who intends to present a proposal at, and have the proposal included in our Proxy Statement for, an Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, proposals submitted for the 2010 Annual Meeting must be received by us by no later than November 19, 2009. A shareholder who intends to present a proposal at an Annual Meeting (including nominating persons for election as directors) but does not intend to have the proposal included in our Proxy Statement for such meeting must comply with the requirements set forth in our bylaws and discussed above under “Election of Directors – Board Meetings and Committees – Nominating and Corporate Governance Committee.” Under our bylaws, if we do not receive such notice prior to December 31, 2009 (assuming a meeting date before May 1, 2010), then the notice will be considered untimely and we will not be required to present such proposal at the 2010 Annual Meeting. If our Board chooses to present such proposal at the 2010 Annual Meeting, then the persons named in proxies solicited by the Board for the 2010 Annual Meeting may exercise discretionary voting power with respect to such proposal.

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Mary Hill Leahy, Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer, Journal Communications, Inc., P.O. Box 661, Milwaukee, Wisconsin 53201-0661, phone number (414) 224-2057.

We have filed an Annual Report on Form 10-K with the SEC for the fiscal year ended December 28, 2008. This Form 10-K will be bound with our 2008 annual report to shareholders and mailed to each person who is a record or beneficial holder of shares of our common stock on the record date for the Annual Meeting.

JOURNAL COMMUNICATIONS, INC.

Mary Hill Leahy

Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer

Milwaukee, Wisconsin

March 19, 2009

Appendix A

Journal Communications, Inc.

Director Independence Standards

As Adopted by Board of Directors on Feb. 10, 2004

and amended on April 29, 2004, February 8, 2005, April 27, 2006 and December 9, 2008

The Board of Directors of Journal Communications, Inc. (the “Company”) has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years unless otherwise noted, will not be considered to be material relationships that would impair a director’s independence. With respect to any relationship between a director and the Company or its subsidiaries not covered by the standards set forth below, a director may be considered independent if the independent directors of the Board of Directors make the affirmative determination that such relationship is not material.

Members of the Audit Committee shall also be required to meet the requirements of Section 301 of Sarbanes-Oxley and the SEC’s Exchange Act Rule 10A-3(b)(1).

Employment

•	The director was an employee of the Company three or more years ago.

•

The director is or was an employee, other than an executive officer, of another company where any of the Company’s executive officers serve or served at the same time on that company’s compensation committee.

•	The director is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years.

•	The director is a shareholder of the Company.

Family Members

•	A family member of the director is or was an employee of the Company, but not an executive officer, in the past three years.

•	A family member of the director is a former partner or employee of the Company’s internal or external auditor but did not personally work on the Company’s audit within the last three years.

•	A family member of the director is employed by an internal or external auditor of the Company but is not a partner of such firm and does not personally work on the Company’s audit.

•

A family member of the director is or was an employee, other than an executive officer, of another company where any of the Company’s executive officers serve or served at the same time on that company’s compensation committee.

•

A family member of the director receives or received less than $120,000* during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent on continued service with the Company). Compensation received by a family member of the director for service as a non-executive employee of the Company need not be considered.

•

A family member of the director is or was an executive officer, employee or director of another company that makes payments (other than contributions to non-profit organizations) to, or receives payments from, the Company in an amount which, in any one fiscal year, is less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*). Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year.

•

A family member of the director is or was an executive officer, employee or director of a non-profit organization to which the Company’s contributions in any one fiscal year are less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*) of the non-profit’s consolidated gross revenues.

•	A family member of the director has a relationship with the Company but the family member is not an immediate family member of the director.

•

A family member of the director, other than his or her spouse, is an employee of a company that has any other relationship with the Company but the family member is not an executive officer of that company.

“Immediate family member” includes a spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Consulting Arrangements and Other Compensation

•

A director receives or received less than $120,000* during any 12-month period in direct compensation from the Company, other than director and committee member fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent on continued service with the Company).

•	The director received routine business entertainment from the Company or any executive officer of the Company.

Credit Arrangements

•	The director has an arrangement with the Company for the payment of reasonable director expenses in the ordinary course of his or her board service.

•	The director has an arrangement with the Company for the purchase of services from the Company on standard terms offered to the general public.

* If the relationship identified in this categorical standard requires disclosure in the Company’s periodic filings or proxy statement as filed with the Securities and Exchange Commission by virtue of Item 404 of Regulation S-K, then the dollar amount or percentage set forth in this categorical standard shall be modified to be the lesser of the dollar amount or percentage set forth therein and the dollar amount or percentage mandated by the relevant provision of Item 404.

Business Affiliations

•

A director is or was an executive officer, employee or director of, or has or had any other relationship with, another company, that makes payments (other than contributions to non-profit organizations) to, or receives payments from, the Company for property or services in an amount that, in any one fiscal year, is less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million*). Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year.

•

The director (or an immediate family member of the director) is an executive officer, partner, employee or director of an entity that provides goods and services to the Company and each of the following are correct:

•

The director was not involved in the decision by the Company to select the entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director as a provider of goods or services to the Company;

•	The director recused himself or herself from any determination regarding such provider made by the board or any committee of the board;

•

The terms of any contract or other arrangement under which goods or services are or were provided to the Company by any entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director were determined through an arms-length negotiation and were entered into the Company in the ordinary course of its business; and

•

The terms of any contract or other arrangement under which goods or services are or were provided to the Company by any entity in which the director (or his or her immediate family member) is an executive officer, partner, employee or director are on substantially the same terms as comparable transactions with non-affiliated persons.

•

The director has a relationship that currently exists or that has existed with a company that has a relationship with the Company, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

Charitable Affiliations

•

A director is or was an executive officer, employee or director of, or has or had any other relationship with, a non-profit organization to which the Company’s contributions in any one fiscal year are less than $1 million* or 2%* of the other company’s consolidated gross revenues (if such amount is greater than $1 million* ).

Other

•

Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under New York Stock Exchange (“NYSE”) listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

* If the relationship identified in this categorical standard requires disclosure in the Company’s periodic filings or proxy statement as filed with the Securities and Exchange Commission by virtue of Item 404 of Regulation S-K, then the dollar amount or percentage set forth in this categorical standard shall be modified to be the lesser of the dollar amount or percentage set forth therein and the dollar amount or percentage mandated by the relevant provision of Item 404.

DRIVING DIRECTIONS TO JOURNAL COMMUNICATIONS, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

Journal Sentinel Burnham Production Facility

4101 West Burnham Street

West Milwaukee, Wisconsin 53215

Directions from the North:

•

Head southeast on US-45 South. Take exit 38A to merge onto I-94 East toward Milwaukee. Take exit 308B toward Miller Park Way. Merge onto US-41 South. Continue on Miller Park Way/Miller Pkwy. Continue to follow Miller Park Way. Turn left at West Burnham Street. Destination will be on the right.

Directions from the South:

•

Head north on I-94 West. Take the I-43 North/I-94 West ramp. Merge onto I-94 West. Take exit 308 B on the left for Miller Park Way. Merge onto US-41 South. Continue on Miller Park Way/Miller Pkwy. Continue to follow Miller Park Way. Turn left at West Burnham Street. Destination will be on the right.

Directions from the Southwest:

•

Head northeast on I-43 North. Take exit 61 to merge onto I-894 West/US-45 North. Take exit 1A to merge onto I-94 East toward Milwaukee. Take exit 308B toward Miller Park Way. Merge onto US-41 South. Continue on Miller Park Way/Miller Pkwy. Continue to follow Miller Park Way. Turn left at West Burnham Street. Destination will be on the right.

JOURNAL COMMUNICATIONS, INC. 333 WEST STATE STREET MILWAUKEE, WI 53201-0661

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Journal Communications, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Journal Communications, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PROXIES SUBMITTED BY TELEPHONE OR VIA THE INTERNET MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON APRIL 29, 2009, THE DAY BEFORE THE MEETING.

IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL BACK THIS PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

JNLCO1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOURNAL COMMUNICATIONS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees listed in proposal 1 and FOR proposal 2.		☐	☐	☐

1.	Election of Directors
Nominees:
01) David J. Drury
02) Jonathan Newcomb
03) Roger D. Peirce

		For	Against	Abstain

2.	Ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2009.	☐	☐	☐

In their best judgment, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is given, this Proxy will be voted FOR each of the Board of Directors’ nominees listed in proposal 1 and FOR proposal 2.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

JOURNAL COMMUNICATIONS, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

April 30, 2009, 9:00 A.M. CENTRAL TIME

JOURNAL SENTINEL BURNHAM PRODUCTION FACILITY

4104 WEST BURNHAM AVENUE

MILWAUKEE, WI

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

JNLCO 2

JOURNAL COMMUNICATIONS, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of Journal Communications, Inc.’s Board of Directors.

The undersigned appoints Steven J. Smith and Douglas G. Kiel, and each of them, each with full power to act without the other, and each with full power of substitution, as Proxies to vote all of the shares of class A common stock, class B common stock and/or class C common stock of Journal Communications, Inc. held of record by the undersigned as of the close of business on February 26, 2009 at the 2009 Annual Meeting of Shareholders, to be held on April 30, 2009, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the 2008 Annual Report to Shareholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2009 Annual Meeting of Shareholders.

This Proxy, when properly executed, will be voted in the manner the undersigned shareholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposal 2 listed on the reverse side of this card. Therefore, to direct a vote FOR each of the nominees listed in Proposal 1 and FOR Proposal 2, you need not mark any box. Simply sign, date and return this Proxy.

If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of Journal Communications, Inc. common stock you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears next to the signature line.

Shares of class A common stock are entitled to one vote per share, shares of class B common stock are entitled to ten votes per share, and shares of class C common stock are entitled to two votes per share on each matter submitted to shareholders at the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE REFER TO THE REVERSE SIDE TO VOTE AND FOR VOTING INSTRUCTIONS.